Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

CHEVRON CORPORATION,

ARKHAN CORPORATION

and

ATLAS ENERGY, INC.

NOVEMBER 8, 2010

ii

Exhibit A        Form of Amended and Restated Certificate of Incorporation

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 8, 2010 (this “Agreement”), by and among Chevron Corporation, a Delaware corporation (“Parent”), Arkhan Corporation, a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and Atlas Energy, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are referred to individually as a “Party” and collectively, as the “Parties.”

Unless otherwise indicated, capitalized terms used herein have the respective meanings set forth in Section 1.1.

WHEREAS, the respective boards of directors of Parent, the Company and Merger Sub have approved this Agreement and deemed it advisable and in the best interests of their respective stockholders that the Parties consummate the transactions contemplated by this Agreement, including the transactions pursuant to which Parent would acquire the Company by means of a merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions and limitations set forth in this Agreement;

WHEREAS, Parent has caused the sole stockholder of Merger Sub to approve this Agreement and the Merger, upon the terms and subject to the conditions and limitations set forth in this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and certain stockholders of the Company are entering into a voting agreement (the “Voting Agreement”), pursuant to which, among other things, such stockholders have agreed to vote to adopt this Agreement and to take certain other actions in furtherance of the Merger, in each case, upon the terms and subject to the conditions and limitations set forth in the Voting Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Company’s Chairman of the Board and Chief Executive Officer and the Company’s Vice Chairman are each entering into a non-competition and non-solicitation/non-hire agreement (the “Non-compete Agreements”), in each case, to take effect upon the consummation of the Merger; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, (a) the Company, Atlas Pipeline Partners, L.P., a Delaware limited partnership (“APL”), APL Laurel Mountain, LLC, a Delaware limited liability company (“APL Sub”), and Atlas Energy Resources, LLC, a Delaware limited liability company (“ATN”), are entering into an agreement (the “Laurel Mountain Purchase Agreement”), pursuant to which, among other things, prior to the Closing, ATN shall acquire (such acquisition, the “Laurel Mountain Acquisition”), from APL Sub the Acquired LMM Interest, and (b) the Company, ATN, Atlas Pipeline Holdings, L.P., a Delaware limited partnership (“AHD”), and Atlas Pipeline Holdings GP, LLC, a Delaware limited liability company (“AHD GP”), are entering into an agreement (the “AHD Transaction Agreement” and, together with the Laurel Mountain Purchase Agreement, the “Restructuring Agreements”), pursuant to which, among other things, prior to the Closing, (i) the Company shall sell, or cause its Subsidiaries to sell, to AHD the Purchased Equity Interests and the Purchased Assets and AHD shall assume the Assumed Liabilities (the “AHD Sale”), (ii) the Company will contribute all of its interest in AHD GP to AHD (the “AHD GP Contribution”), (iii) the Company will effect a distribution of all its common units in AHD to its stockholders pursuant to a special distribution (the “AHD Distribution”) and (iv) AHD will repay all amounts outstanding under the Amended, Restated and Consolidated Promissory Note, dated July 19, 2010 (the “AHD Promissory Note”), to the Company (the “AHD Note Repayment” and, together with the AHD Sale, the AHD GP Contribution and the AHD Distribution, the “AHD Transactions,” which, together with the Laurel Mountain Acquisition, shall be referred to as the “Restructuring Transactions”), in each case, upon the terms and subject to the conditions and limitations set forth in this Agreement and the applicable Restructuring Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“2017 Indenture” means the Base Indenture, as supplemented by the First Supplemental Indenture.

“2017 Notes” means the Company’s 12.125% senior notes due 2017, issued pursuant to the 2017 Indenture.

“2018 Indenture” means the Indenture, dated as of January 23, 2008, by and among Atlas Energy Operating Company, LLC and Atlas Energy Finance Corp. as issuers, Atlas Energy Resources, LLC and the Company Subsidiaries named therein, as guarantors, and U.S. Bank National Association, as trustee, as amended, restated, supplemented and otherwise modified from time to time.

“2018 Notes” means the Company’s 10 3/4% senior notes due 2018, issued pursuant to the 2018 Indenture.

“425 Patent Application” has the meaning set forth in Section 6.17.

“Acquired LMM Interest” has the meaning set forth in the Laurel Mountain Purchase Agreement.

“Action” has the meaning set forth in Section 4.11.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The Parties agree that, for purposes of this Agreement, neither any Drilling Partnership nor Crown JV shall be deemed to be an Affiliate of any Person.

“Agreement” has the meaning set forth in the Preamble.

“AHD” has the meaning set forth in the Recitals.

“AHD Distribution” has the meaning set forth in the Recitals.

“AHD Distribution Adjustment Amount” means the amount (rounded up to the nearest penny) equal to (I)(i) the aggregate number of AHD common units to be distributed in the AHD Distribution, multiplied by (ii) the average closing price of common units of AHD on the New York Stock Exchange over the five (5) trading days immediately preceding (but not including) the record date for the AHD Distribution, divided by (II) the aggregate number of shares of Common Stock as of the record time for the AHD Distribution.

“AHD Distribution Information Statement” has the meaning set forth in Section 4.9(c).

“AHD Distribution Per Share Amount” means a number of AHD common units equal to: (i) the aggregate number of AHD common units to be distributed in the AHD Distribution, divided by (ii) the aggregate number of shares of Common Stock outstanding as of the record time for the AHD Distribution.

“AHD Financial Statements” means the consolidated statements of the AHD and its Subsidiaries included in the SEC Documents together, in the case of year-end statements, with reports thereon by Grant Thornton LLP, the independent auditors of AHD for the periods included therein, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“AHD Note Repayment” has the meanings set forth in the Recitals.

“AHD GP” has the meaning set forth in the Recitals.

“AHD GP Contribution” has the meaning set forth in the Recitals.

“AHD Promissory Note” has the meaning set forth in the Recitals.

“AHD Sale” has the meaning set forth in the Recitals.

“AHD Transaction Agreement” has the meaning set forth in the Recitals.

“AHD Transactions” has the meaning set forth in the Recitals.

“AHD Unitholder Approval” has the meaning set forth in Section 4.4.

“AHD Written Consent Information Statement” has the meaning set forth in Section 4.9(b).

“APL” has the meaning set forth in the Recitals.

“APL Financial Statements” means the consolidated statements of APL and its consolidated Subsidiaries included in the SEC Documents together, in the case of year-end statements, with reports thereon by Grant Thornton LLP, the independent auditors of APL for the periods included therein, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“APL GP” means Atlas Pipeline Partners GP, LLC, a Delaware limited liability company.

“APL Sub” has the meaning set forth in the Recitals.

“Assumed Employee” means any individual who is an employee of the Company or any of the Post-Restructuring Company Subsidiaries at the Effective Time and whose employment will continue with the Company or any of the Post-Restructuring Company Subsidiaries immediately following the Effective Time, subject to Section 6.5(a).

“Assumed Liabilities” has the meaning set forth in the AHD Transaction Agreement.

“ATN” has the meaning set forth in the Recitals.

“Award Exchange Ratio” has the meaning set forth in Section 3.3(b)(ii).

“Base Indenture” means the Senior Indenture, dated as of July 16, 2009, by and among Atlas Energy Operating Company, LLC and Atlas Energy Finance Corp. as issuers, ATN, as parent guarantor, and AER Pipeline Construction, Inc., AIC, LLC, Atlas America, LLC, Atlas Gas & Oil Company, LLC, Atlas Noble LLC, Atlas Energy Indiana, LLC, Atlas Energy Michigan, LLC, Atlas Energy Ohio, LLC, Atlas Energy Tennessee, LLC, Atlas Resources, LLC, REI-HY, LLC, Resource Energy, LLC, Resource Wells Services, LLC, Viking Resources, LLC and Westside Pipeline Company, LLC, as subsidiary guarantors, and U.S. Bank National Association, as trustee, as amended, restated, supplemented and otherwise modified from time to time.

“Beneficial Owner” means, with respect to a Security, any Person who, directly or indirectly, through any Contract, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such Security, (ii) the power to dispose of, or to direct the disposition of, such Security or (iii) the ability to profit or share in any profit derived from a transaction in such Security, and the term “Beneficially Owned” shall be construed accordingly.

“Book-Entry Shares” has the meaning set forth in Section 3.1(d).

“Business Day” means a day, other than a Saturday, Sunday or another day on which commercial banking institutions in New York are authorized or required by Law to be closed.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 3.1(d).

“Change” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Change in Recommendation” has the meaning set forth in Section 6.3(e).

“Cleanup” means all actions required to: (1) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Approvals” has the meaning set forth in Section 4.5(b).

“Company Assumed Award” has the meaning set forth in Section 3.3(b)(ii).

“Company Benefit Plans” has the meaning set forth in Section 4.16(a).

“Company Deferred Unit” means any deferred unit granted pursuant to the Company Equity Plans.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent as of the date hereof.

“Company Equity Awards” means the Company Stock Options, Company Deferred Units, Company Restricted Stock, Company RSUs and Company Phantom Stock.

“Company Equity Plans” means the Company’s Stock Incentive Plan, as amended, the Company’s 2009 Stock Incentive Plan, as amended, and the Company’s Assumed Long-Term Incentive Plan, as amended.

“Company Financial Statements” means the consolidated statements of the Company and its consolidated Subsidiaries included in the Company SEC Documents together, in the case of year-end statements, with reports thereon by Grant Thornton LLP, the independent auditors of the Company for the periods included therein, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“Company Indentures” means, collectively, the 2017 Indenture and the 2018 Indenture.

“Company Material Adverse Effect” means a circumstance, change, event, occurrence, development or effect (a “Change”) that has a material adverse effect on the assets or business of the Company and the Post-Restructuring Company Subsidiaries after giving effect to the Restructuring Transactions, taken as a whole; provided, however, that none of the following shall constitute or shall be considered in determining whether there has been a Company Material Adverse Effect: (i) Changes generally affecting the economy or the financial, credit or securities markets, (ii) Changes generally affecting the natural gas or shale industry or natural gas companies operating in the region containing the Marcellus shale, (iii) Changes (or proposed Changes) in applicable Law or the interpretation thereof or Changes in GAAP or in the interpretation thereof, (iv) any acts of war, armed hostility or terrorism, (v) Changes in the market price of oil or natural gas (vi) Changes attributable to the execution or announcement or pendency of the Merger, the Restructuring Transactions, this Agreement, the Restructuring Agreements or the transactions contemplated hereby or thereby, including any adverse change in customer, distributor, supplier, employee, financing source, stockholder, partnership or joint venture partner or similar relationships resulting therefrom, including in each case as a result of the identity of Parent (provided that the exceptions in this clause (vi) shall not apply to any representation or warranty contained in Sections 4.5(a), 4.5(b), 4.16(g), 4.19 and 4.24 (or any portion thereof) to the extent that the purpose of such representation or warranty (or portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or the Restructuring Agreements or the performance of obligations or satisfaction of conditions under this

Agreement or the Restructuring Agreements), (vii) any failure by the Company or any Company Subsidiary to meet any internal or published industry analyst projections or forecasts or estimates of revenue or earnings for any period (it being understood that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect), (viii) changes in the price or trading volume of the Common Stock (it being understood that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect) and (ix) Changes attributable to any action required by this Agreement or taken or made at the request of Parent; except to the extent such Changes in the cases of clauses (i), (ii), (iii), (iv) and (v) above has a material and disproportionate effect on the Company and the Post-Restructuring Company Subsidiaries after giving effect to the Restructuring Transactions, taken as a whole, relative to the other participants in the industry or industries in which the Company and the Post-Restructuring Company Subsidiaries operate (in which event the extent of such material and disproportionate effect may be taken into account in determining whether there has been a Company Material Adverse Effect); provided, however, that notwithstanding anything to the contrary in clauses (ii) and (iii) above, Changes in applicable Laws relating to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of making illegal or commercially impracticable such hydraulic fracturing or similar processes may be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Permits” has the meaning set forth in Section 4.17(a).

“Company Phantom Stock” means any phantom stock or unit granted pursuant to the Company Equity Plans.

“Company Recommendation” has the meaning set forth in Section 4.22.

“Company Reserve Reports” has the meaning set forth in Section 4.13.

“Company Restricted Stock” means any restricted stock award granted pursuant to the Company Equity Plans.

“Company RSU” means any restricted stock unit granted pursuant to the Company Equity Plans.

“Company SEC Documents” has the meaning set forth in Section 4.6(a).

“Company Stockholder Approval” has the meaning set forth in Section 4.4.

“Company Stockholder Meeting” has the meaning set forth in Section 4.4

“Company Stock Option” means any stock option granted pursuant to the Company Equity Plans.

“Company Subsidiary” has the meaning set forth in Section 4.2(a).

“Confidentiality Agreement” has the meaning set forth in Section 6.2(b).

“Consideration Fund” has the meaning set forth in Section 3.2(a).

“Constituent Documents” means with respect to any Person, its certificate or articles of incorporation, bylaws, partnership or limited liability company agreement and any equivalent other organizational documents of such Person as currently in effect.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments or other instruments or obligations.

“control” has the meaning set forth in the definition of “Subsidiary.”

“Crown JV” means Crown Drilling of Pennsylvania, LLC, a Pennsylvania limited liability company.

“Derivative” means a derivative transaction within the coverage of Statement of Financial Accounting Standard No. 133, including any swap transaction, option, hedge, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transactions.

“Deutsche Bank” has the meaning set forth in Section 4.26.

“DGCL” has the meaning set forth in Section 2.1.

“Dissenting Shares” has the meaning set forth in Section 3.4.

“D&O Insurance” has the meaning set forth in Section 6.7(b).

“DOL” has the meaning set forth in Section 4.16(a).

“Drilling Partnership” has the meaning set forth in the AHD Transaction Agreement.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Matters Agreement” has the meaning set forth in the AHD Transaction Agreement.

“Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence or Release of or exposure to any Hazardous Materials at any location, whether or not owned or operated by the Company or any Company Subsidiary, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all applicable and legally enforceable Laws relating to pollution or protection of human health or the environment, including Laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Equity Rights” means, with respect to any Person, any security or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, performance shares, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person, and, with respect to the Company and the Post-Restructuring Company Subsidiaries, shall include the Company Equity Awards.

“ERISA” has the meaning set forth in Section 4.16(a).

“ERISA Affiliate” has the meaning set forth in Section 4.16(d).

“Estimated Cash Amount Statement” has the meaning set forth in the AHD Transaction Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Change of Control Notes” means the 2017 Notes and the 2018 Notes.

“FERC” has the meaning set forth in Section 4.12.

“Financing” has the meaning set forth in the AHD Transaction Agreement.

“First Supplemental Indenture” means the First Supplemental Indenture, dated as of July 16, 2009, by and among Atlas Energy Operating Company, LLC and Atlas Energy Finance Corp. as issuers, ATN and the Company Subsidiaries named therein, as guarantors, and U.S. Bank National Association, as trustee, as amended, restated, supplemented and otherwise modified from time to time.

“Former Employee” means (a) any individual who had been an employee of the Company or any Company Subsidiary prior to the Effective Time but whose employment with the Company or any Company Subsidiary (other than a Pipeline Subsidiary) ends upon, or ended prior to, the Effective Time; and (b) any Pipeline Employee.

“GAAP” has the meaning set forth in Section 4.6(c).

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission, including the SEC, any state attorney general or other governmental authority or instrumentality.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold, or defined as such by, or regulated as such under, any Environmental Law.

“HSR Act” has the meaning set forth in Section 4.5(b).

“Hydrocarbons” means crude oil, natural gas condensate, drip gas and natural gas liquids (including coalbed gas) and other liquids or gaseous hydrocarbons or other substances (including minerals) produced or associated therewith.

“Incumbent Atlas Parent Directors” has the meaning set forth in the Participation and Development Agreement.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person and its Subsidiaries for borrowed money, (ii) all obligations of such Person and its Subsidiaries evidenced by bonds, debentures, mortgages or similar instruments or securities, (iii) all obligations of such Person and its Subsidiaries under conditional sale or other title retention agreements relating to any property purchased by such Person or any of its Subsidiaries, (iv) all obligations of such Person and its Subsidiaries issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person and its Subsidiaries to creditors for inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (v) all lease obligations of such Person and its Subsidiaries capitalized on the books and records of such Person or any of its Subsidiaries, (vi) all obligations of others secured by a Lien on property or assets owned or acquired by such Person or any of its Subsidiaries, whether or not the obligations secured thereby have been assumed, (vii) all letters of credit or performance bonds issued for the account of such Person or any of its Subsidiaries (excluding (a) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices and (b) standby letters of credit relating to workers’ compensation insurance and surety bonds); provided, however, that the obligations described in this clause (vii) shall be considered Indebtedness only to the extent that amounts actually are owing pursuant thereto (or would be owing pursuant thereto with notice or lapse of time or both with respect to a matured or unmatured default) and (viii) all guarantees and arrangements having the economic effect of a guarantee by such Person or any of its Subsidiaries of any item of Indebtedness described in clauses (i) through (vii) of any other Person.

“Intellectual Property” means all (i) trade secrets and confidential processes, know how, and information; (ii) rights in computer software, including application software, system software and firmware, including in all source code and object code versions thereof, in any and all forms and media, and in all related documentation; (iii) patents and patent applications, including any continuations, divisionals, continuations-in-part, renewals, and reissues for any of the foregoing; (iv) copyrights and copyrightable subject matter, and registrations and applications for any of the foregoing; (v) trademarks, service marks, trade names, logos, slogans, and other similar designations of source or origin, together with the goodwill of the business symbolized by any of the foregoing, and registrations and applications for any of the foregoing; (vi) Internet domain names; and (vii) other similar intangible assets.

“IRS” means the United States Internal Revenue Service.

“Jefferies” has the meaning set forth in Section 4.26.

“knowledge of the Company,” “to the Company’s knowledge,” “knowledge of a Company Subsidiary,” “to the Company Subsidiary’s knowledge” and similar formulations means the actual knowledge of the people set forth in Section 1.1(a) of the Company Disclosure Letter.

“Laurel Mountain” means Laurel Mountain Midstream, LLC, a Delaware limited liability company.

“Laurel Mountain Acquisition” has the meaning set forth in the Recitals.

“Laurel Mountain Purchase Agreement” has the meaning set forth in the Recitals.

“Law” (and with the correlative meaning “Laws”) means any rule, regulation, statute, Order, ordinance or code promulgated by any Governmental Entity, including any common law, state and federal law, securities law and law of any foreign jurisdictions.

“Leased Real Property” has the meaning set forth in Section 4.14(a).

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Material Contract” has the meaning set forth in Section 4.23(a).

“Material Oil and Gas Contract” has the meaning set forth in Section 4.14(f).

“Maximum Premium” has the meaning set forth in Section 6.7(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means $38.25 in cash, subject to Section 6.9(b)(iv).

“Merger Sub” has the meaning set forth in the Preamble.

“New Hedge Contract” has the meaning set forth in the AHD Transaction Agreement.

“New Payroll Entity” has the meaning set forth in the AHD Transaction Agreement.

“Non-compete Agreements” has the meaning set forth in the Recitals.

“Oil and Gas Contracts” means any of the following Contracts to which the Company, any Post-Restructuring Company Subsidiary or any Purchased Entity is a party (other than, in each case, an Oil and Gas Lease): all farm-in and farm-out agreements, area of mutual interest agreements, joint venture agreements, development agreements, production sharing agreements, operating agreements, unitization and pooling agreements and orders, divisions orders, transfer orders, royalty deeds, oil and gas sales agreements, exchange agreements, gathering and processing Contracts and agreements, drilling, service and supply Contracts, geophysical and geological Contracts, land broker, title attorney and abstractor Contracts and other Contracts relating to Hydrocarbons or revenues therefrom and claims and rights thereto, and, in each case, interests thereunder).

“Oil and Gas Interests” means (i) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests; (ii) Hydrocarbons or revenues therefrom; (iii) all Oil and Gas Leases and the leasehold estates created thereby and the lands covered by the Oil and Gas Leases or included in units with which the Oil and Gas Leases may have been pooled or unitized; (iv) all Oil and Gas Contracts; (v) surface interests, fee interests, reversionary interests, reservations and concessions, (vi) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, (vii) all rights and interests in, under, or derived from unitization and pooling agreements in effect with respect to clauses (i) and (iii) above and the units created thereby which accrue or are attributable to the interests of the holder thereof, (viii) all interests in machinery, equipment (including Wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment), pumps, water plants, electric plants, platforms, processing plants, separation plants, refineries, testing and monitoring equipment, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons and (ix) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.

“Oil and Gas Lease” means all leases, subleases, licenses or other occupancy or similar agreements under which the Company, any Post-Restructuring Company Subsidiary or any Purchased Entity leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons or any other real property which is material to the operation of the Oil and Gas Interests.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Owned Real Property” has the meaning set forth in Section 4.14(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 5.3(b).

“Parent Material Adverse Effect” means any Change that, individually or in the aggregate, prevents or materially impedes, materially hinders or materially delays the consummation by Parent, or Merger Sub of the Merger or the other transactions contemplated by this Agreement.

“Parent SEC Documents” means all reports, schedules, forms, statements and other documents required to be filed or furnished by Parent under the Securities Act, the Exchange Act or the Sarbanes-Oxley Act with the SEC since January 1, 2009 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference).

“Parent’s Qualified Retirement Plan” has the meaning set forth in Section 6.5(d).

“Parent Stock” means the common stock, par value $0.75 per share, of Parent.

“Participation and Development Agreement” means the Participation and Development Agreement by and among ATN, Atlas America, LLC, Viking Resources, LLC, Atlas Resources, LLC and Reliance Marcellus, LLC dated April 20, 2010.

“Party” and “Parties” each have the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Pay-off Amount” has the meaning set forth in Section 6.18.

“Permitted Liens” means (i) any Liens for Taxes not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (ii) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary course of business and consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (iii) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to property or assets, including zoning, building, or similar restrictions, (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (v) Liens relating to intercompany borrowings, provided that in the case of the Company and the Company Subsidiaries, such intercompany borrowings are limited to those between the Company and a Post-Restructuring Company Subsidiary or between Post-Restructuring Company Subsidiaries, (vi) Liens created under joint operating agreements, participation agreements or development agreements (including the Participation and Development Agreement and joint operating agreements with Reliance Marcellus LLC and its Affiliates), (vii) any Lien that is discharged at or prior to Closing, (viii) easements (including conservation easements and similar commitments to forego development), covenants, conditions, restrictions, reservations, rights, claims, rights-of-way and other similar Liens that would not reasonably be expected to, individually or in the aggregate, materially interfere with the use by the Company or any Post-Restructuring Company Subsidiary, or materially detract from the value, of the property encumbered thereby and (ix) other non-monetary Liens that would not reasonably be expected to, individually or in the aggregate, materially interfere with the use by the Company or any Post-Restructuring Company Subsidiary, or materially detract from the value of, the property encumbered thereby.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Pipeline Employee” means any individual who is an employee of the Company or any of its Affiliates prior to the AHD Transactions but who will be employed by any of the Pipeline Subsidiaries following the Effective Time.

“Pipeline Subsidiaries” means each of AHD GP, AHD, APL GP, APL and their respective Subsidiaries (including, after the Closing, the Purchased Entities).

“Post-Restructuring Company Subsidiaries” means the Company Subsidiaries that will be Subsidiaries of the Company after the consummation of the Restructuring Transactions (it being understood that none of the Pipeline Subsidiaries or the Purchased Entities shall be Post-Restructuring Company Subsidiaries).

“Preferred Stock” has the meaning set forth in Section 4.3(a).

“Private Takeover Announcement” has the meaning in Section 8.3(a)(i).

“Production Burdens” means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts), other than Taxes and assessments of Governmental Entities.

“Proxy Statement” has the meaning set forth in Section 4.9(a).

“Public Takeover Announcement” has the meaning in Section 8.3(a)(i).

“Purchased Assets” has the meaning set forth in the AHD Transaction Agreement.

“Purchased Entities” means (i) Anthem Securities, Inc., a Pennsylvania corporation, (ii) Atlas Resources, LLC, a Pennsylvania limited liability company, (iii) Viking Resources, LLC, a Pennsylvania limited liability company, (iv) Resources Energy, LLC, a Delaware limited liability company, (v) Atlas Energy Indiana, LLC, an Indiana limited liability company, (vi) Atlas Energy Tennessee, LLC, a Pennsylvania limited liability company, (vii) Atlas Energy Ohio, LLC, an Ohio limited liability company, (viii) Atlas Noble, LLC, a Delaware limited liability company, (ix) Atlas Lightfoot, LLC, a Delaware limited liability company, (x) AED Investments, Inc., a Delaware corporation, (xi) Atlas America Mid-Continent, Inc., a Delaware corporation, (xii) Resource Well Services, LLC, a Delaware limited liability company, (xiii) REI-NY, LLC, a Delaware limited liability company, and (xiv) the New Payroll Entity.

“Purchased Equity Interests” means all of the equity interests in the Purchased Entities (other than equity interests of any Purchased Entity that are held by another Purchased Entity).

“Qualified Retirement Plan” has the meaning set forth in Section 6.5(d).

“Regulatory Law” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other federal, state or foreign antitrust, competition or fair trade statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Report Preparer” has the meaning set forth in Section 4.13.

“Representatives” has the meaning set forth in Section 6.2(a).

“Restructuring Agreements” has the meaning set forth in the Recitals.

“Restructuring Transactions” has the meaning set forth in the Recitals.

“Revolving Credit Agreement” has the meaning set forth in Section 6.18.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.6(a).

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 4.6(a).

“Section 6.3(e) Notice” has the meanings set forth in Section 6.3(e).

“Securities” means, with respect to any Person, any series of common stock, preferred stock, and any other equity securities or capital stock of such Person (including interests that, by their terms, are convertible into or exchangeable or exercisable for any equity interest of such Person in any sale of common stock, preferred stock, and any other equity securities or capital stock of such Person), however described and whether voting or non-voting.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Specified Agreements” means this Agreement, the Restructuring Agreements and the Employee Matters Agreement (as defined in the AHD Transaction Agreement).

“Specified Ohio Counties” means the following counties in the state of Ohio: Columbiana, Geauga, Mahoning, Portage, Stark and Trumbull.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions, or (iii) of which such Person controls directly or indirectly through one or more intermediaries, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise. The Parties agree that (a) the Pipeline Subsidiaries and the Purchased Entities shall be deemed to be Subsidiaries of the Company until such time as the applicable Restructuring Transactions are consummated and (b) neither Crown JV nor any Drilling Partnership shall be deemed to be a Subsidiary of any Person.

“Subsidiary Equity Plans” shall have the meaning set forth in Section 3.3(i).

“Superior Proposal” means a bona fide Takeover Proposal that did not result from a breach of this Agreement (provided, that for purposes of this definition references to 15% in the definition of “Takeover Proposal” shall be deemed to be references to 50%) which the board of directors of the Company reasonably determines in good faith (after consultation with the Company’s outside counsel and financial advisors) to be (i) more favorable to the stockholders of the Company than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and the Merger, this Agreement, the Restructuring Transactions and the Restructuring Agreements (including any changes to the terms of the Merger, this Agreement, the Restructuring Transactions or Restructuring Agreements proposed by Parent in response to such offer or otherwise)) and (ii) if accepted, reasonably capable of being completed, taking into account all financial (including the status and terms of financing of such Takeover Proposal), legal, regulatory and other aspects of such proposal.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Announcement” has the meaning set forth in Section 8.3(a)(i).

“Takeover Proposal” means any proposal or offer (whether or not in writing) from any Person relating to any direct or indirect (i) acquisition or purchase, in one transaction or a series of transactions, of any assets or businesses of the Company (other than any assets or businesses of any Pipeline Subsidiary) or any of the Post–Restructuring Company Subsidiaries that constitute 15% or more of the consolidated revenues, net income or assets of the Company and the Post-Restructuring Company Subsidiaries after giving effect to the Restructuring Transactions, taken as a whole, or 15% or more of any class of Securities of the Company or any Post-Restructuring Company Subsidiary that represents 15% or more of the consolidated revenues, net income or assets of the Company and the Post-Restructuring Company Subsidiaries after giving effect to the Restructuring Transactions, taken as a whole, (ii) any tender offer or exchange offer that if consummated would result in any Person Beneficially Owning 15% or more of any class of Securities of the Company or any Post-Restructuring Company Subsidiary that represents 15% or more of the consolidated revenues, net income or assets of the Company and the Post-Restructuring Company Subsidiaries after giving effect to the Restructuring Transactions, taken as a whole, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any Post-Restructuring

Company Subsidiary pursuant to which any Person or the stockholders of any Person would acquire 15% or more of any class of Securities of the Company or any Post-Restructuring Company Subsidiary that represents 15% or more of the consolidated revenues, net income or assets of the Company and the Post-Restructuring Company Subsidiaries after giving effect to the Restructuring Transactions, taken as a whole, or of any resulting parent company of the Company or (iv) any combination of the foregoing (in each case, other than the Merger, the Restructuring Transactions or the transactions contemplated hereby or by the Restructuring Agreements).

“Tax” (and with the correlative meaning “Taxes”) means any U.S. federal, state, local or foreign net income, franchise, gross income, sales, use, value added, goods and services, ad valorem, turnover, real property, personal property, gross receipts, net proceeds, license, capital stock, payroll, employment, unemployment, disability, customs duties, unclaimed property, withholding, social security (or similar), excise, severance, transfer, alternative or add-on minimum, stamp, estimated, registration, fuel, occupation, premium, environmental, excess profits, windfall profits, or other tax of any kind and similar charges, fees, levies, imposts, duties, tariffs, licenses or other assessments of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, whether disputed or not.

“Tax Return” means any return, report, declaration, election, estimate, information statement, claim for refund or other document (including any related or supporting schedules, statements or information and any amendment to any of the foregoing) filed or required to be filed with respect to Taxes.

“Termination Fee” means an amount equal to $97,000,000.

“Transition Services Agreement” has the meaning set forth in the AHD Transaction Agreement.

“Treasury Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“U.S.” means the United States of America.

“U.S. Government Obligations” has the meaning set forth in the Company Indentures.

“Voting Agreement” has the meaning set forth in the Recitals.

“WARN” means the Workers Adjustment and Retraining Notification Act.

“Wells” means oil and/or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on any real property associated with an Oil and Gas Interest of the Company, any Post-Restructuring Company Subsidiary and/or any Purchased Entity (other than any oil and/or gas wells (a) that are contemplated to be transferred, directly or indirectly, to a Drilling Partnership as set forth in Section 1.1(b) of the Company Disclosure Letter or (b) of (i) a Purchased Entity that are not contemplated to be transferred, directly or indirectly, to the Company or a Post-Restructuring Company Subsidiary in connection with the Restructuring Transactions or (ii) the Company or a Post-Restructuring Company Subsidiary that are contemplated to be transferred, directly or indirectly, to a Pipeline Subsidiary in connection with the Restructuring Transactions), together with all oil, gas and mineral production from such wells.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (i) Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue to be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in the DGCL.

Section 2.2 Effective Time. Parent, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be filed on the Closing Date (or on such other date as Parent and the Company may agree in writing) with the Secretary of State of the State of Delaware as provided in, and executed and acknowledged in accordance with, the DGCL, and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed upon in writing by the Parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the “Effective Time.”

Section 2.3 Closing. The closing of the Merger (the “Closing”) will take place at (i) 9:00 a.m., New York City time, on a date to be agreed by the Parties, which shall be no later than two Business Days (or such shorter period of time as remains before 11:59 p.m., New York time, on the Outside Date) after the satisfaction or waiver of all of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, including the condition set forth in Section 7.1(d), but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York or (ii) such other date, time, and/or place as agreed to in writing by the Parties hereto. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 2.4 Certificate of Incorporation and By-laws of the Surviving Corporation. The Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall at the Effective Time be amended and restated in full to read as set forth in Exhibit A and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such certificate of incorporation. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be Arkhan Corporation, until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such by-laws.

Section 2.5 Directors and Officers of the Surviving Corporation. The directors of Merger Sub at the Effective Time, who shall have been appointed by at least a majority of the existing board of directors of the Company pursuant to Section 6.14, shall, from and after the Effective Time, remain the initial directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

ARTICLE III

CONVERSION OF SHARES

Section 3.1 Conversion of Shares.

(a) At the Effective Time, each share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c) and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration, without any interest thereon.

(b) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, be converted into one fully paid and nonassessable share of the common stock, par value $0.01 per share, of the Surviving Corporation.

(c) All shares of Common Stock that are owned by the Company as treasury stock and any shares of Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent shall, at the Effective Time, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) At the Effective Time, each share of Common Stock converted into the right to receive the Merger Consideration without any interest thereon pursuant to Section 3.1(a) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of outstanding Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented shares of outstanding Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Common Stock other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such share of Common Stock held by them.

(e) Notwithstanding anything in this Agreement to the contrary, the Merger shall not affect the right of any holder of Common Stock (including any holder of Company Restricted Stock) as of the record time for the AHD Distribution to receive its share of AHD common units pursuant to the AHD Distribution. It is understood that no Company Stock Option, Company Deferred Units, Company RSUs or Company Phantom Stock existing as of the record time for the AHD Distribution, all of which shall be adjusted in connection with the AHD Distribution pursuant to Section 3.3(a), shall entitle the holder thereof to receive any AHD common units in the AHD Distribution.

Section 3.2 Exchange of Certificates Representing Common Stock.

(a) At or prior to the Closing, Parent shall deliver or cause to be delivered, in trust, to a paying agent appointed by Parent and reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of shares of Common Stock at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration (such cash being hereinafter referred to as the “Consideration Fund”) to be paid pursuant to Section 3.1.

(b) Promptly after the Effective Time, and in no event more than four (4) Business Days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1 (i) a letter of transmittal that shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon surrender of a Book-Entry Share or a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article III, and the Book-Entry Share or Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(c) The Consideration Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, however, that any such investments shall be in (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof and having maturities of not more than one month from the date of investment, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation respectively, having maturities of not more than one month from the date of investment, or a combination of the securities and commercial paper obligations set forth in clauses (i) and (ii) or (iii) money market mutual or similar funds having assets in excess of $1,000,000,000. Earnings on the Consideration Fund shall be the sole and exclusive property of the Surviving Corporation and shall be paid to the Surviving Corporation, as the Surviving Corporation directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article III, and following any losses from any such investment, Parent or the Surviving Corporation shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund. If, at any time prior to the six month anniversary of the Effective Time, any holder of Dissenting Shares fails to perfect, or effectively withdraws or loses such holder’s right to dissent from the Merger under the DGCL, Parent shall promptly provide, or cause the Surviving Corporation to promptly provide, additional funds to the Paying Agent in the amount of the Merger Consideration payable with respect to Dissenting Shares held by such holder.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article III, except as otherwise provided by Law.

(e) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company six months after the Effective Time shall be delivered to the Surviving Corporation. Any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book-Entry Shares shall thereafter look only to the Surviving Corporation, and the Surviving Corporation shall remain liable, for payment of their claim for Merger Consideration in respect thereof.

(f) Notwithstanding the foregoing, neither the Paying Agent nor any Party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

(h) Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent amounts are so withheld and timely paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(i) Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities with respect to any such securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 3.3 Equity-Based Awards.

(a) Adjustment of Company Equity Awards in Connection with AHD Distribution. In addition to any adjustments made pursuant to Section 3.5, the Company shall take such actions as are necessary to provide for an equitable adjustment of Company Equity Awards (other than Company Restricted Stock) in connection with the AHD Distribution, to be effective coincident with the AHD Distribution and prior to the Effective Time, as follows:

(i) Company Stock Options. The per-share exercise price of each Company Stock Option, whether vested or unvested, shall be reduced by the AHD Distribution Adjustment Amount.

(ii) Company RSUs, Company Deferred Units and Company Phantom Stock. The number of shares of Common Stock subject to any award of Company RSUs, Company Deferred Units and Company Phantom Stock (whether such award is vested or unvested) shall be increased by a number (rounded down to the nearest whole share) equal to (I) the number of shares of Common Stock subject to the award prior to such increase, multiplied by (II) the AHD Distribution Adjustment Amount, divided by (III) an amount equal to (x) the average closing price of common units of AHD on the New York Stock Exchange over the five (5) trading days immediately preceding (but not including) the record date for the AHD Distribution minus (y) the AHD Distribution Adjustment Amount.

(b)	Treatment of Company Equity Awards in the Merger.

(i) Cancellation and Cash-Out of Certain Company Stock Options and Company RSUs. Prior to the Effective Time, the Company shall have taken all such actions as may be required such that, at the Effective Time, by virtue of the Merger, (x) each Company Stock Option and Company RSU that is outstanding immediately prior to the Effective Time, is held by an Assumed Employee or a Former Employee and is either vested prior to the Effective Time or would vest immediately upon the Effective Time, and (y) each Company Stock Option and Company RSU that is outstanding immediately prior to the Effective Time and held by a Pipeline Employee, whether or not then vested or exercisable, shall be cancelled and converted automatically into the right to receive: (A) with respect to each such Company Stock Option, an amount in cash equal to the product of (I) the number of shares of Common Stock subject to such Company Stock Option, multiplied by (II) (1) the Merger Consideration less (2) the per-share exercise price of such Company Stock Option (as adjusted pursuant to Section 3.3(a)); and (B) with respect to each such Company RSU, an amount in cash equal to the product of (III) the number of shares of Common Stock subject to such Company RSU (as adjusted pursuant to Section 3.3(a)), multiplied by (IV) the Merger Consideration, in each case of (A) and (B) with the payment of such amount subject to applicable Tax withholding.

(ii) Roll-Over of Certain Company Stock Options and Company RSUs. At the Effective Time, by virtue of the Merger, each Company Stock Option and Company RSU that is outstanding immediately prior to the Effective Time and held by an Assumed Employee and that is unvested prior to the Effective Time and would not vest immediately upon the Effective Time (the “Company Assumed Awards”) shall be assumed by Parent and converted automatically at the Effective Time into an option or restricted stock unit, as the case may be, denominated in shares of Parent Stock and which has other terms and conditions substantially identical to those of the related Company Assumed Award (including any accelerated vesting provisions therein) except that (i) the number of shares of Parent Stock subject to each such award shall be determined by multiplying the number of shares of Common Stock subject to such Company Assumed Award immediately prior to the Effective Time (as adjusted pursuant to Section 3.3(a) in the case of Company RSUs) by a fraction (the “Award Exchange Ratio”), the numerator of which is the Merger Consideration and the denominator of which is the average closing price of Parent Stock on the New York Stock Exchange over the five (5) trading days immediately preceding (but not including) the date on which the Effective Time occurs (rounded down to the nearest whole share) and (ii) the exercise price per share of Parent Stock in respect of Company Assumed Awards which are Company Stock Options (rounded upwards to the nearest whole cent) shall equal (x) the per share exercise price of such Company Stock Option immediately prior to the Effective Time (as adjusted pursuant to Section 3.3(a)) divided by (y) the Award Exchange Ratio; provided, however, that in no case shall the exchange of a Company Stock Option be performed in a manner that is not in compliance with the adjustment requirements of Section 409A of the Code.

(c) Prior to the Effective Time, the Company shall have taken all such actions as may be required to cause each Company Deferred Unit outstanding immediately before the Effective Time (as adjusted pursuant to Section 3.3(a)) to fully vest as of the Effective Time and such Company Deferred Unit shall be cancelled and converted into the right to receive an amount in cash equal to the Merger Consideration, with such payment to be subject to applicable Tax withholding.

(d) Prior to the Effective Time, the Company shall take all such actions as may be required to cause each award of Company Phantom Stock outstanding immediately before the Effective Time (as adjusted pursuant to Section 3.3(a)) to fully vest as of the Effective Time and such Company Phantom Stock Award shall be cancelled and converted into the right to receive an amount in cash equal to the Merger Consideration, with such payment to be subject to applicable Tax withholding.

(e) Prior to the Effective Time, the Company shall take all such actions as may be required to cause each award of unvested Company Restricted Stock outstanding immediately before the Effective Time to fully vest as of the Effective Time and to be treated in accordance with Section 3.1(a), with the payment of the Merger Consideration in respect thereof subject to applicable Tax withholding.

(f) The Company shall take such actions as are necessary to effectuate the provisions of this Section 3.3 setting forth the treatment of Company Equity Awards.

(g) Parent and the Company shall take such actions regarding the reservation, issuance and listing of Parent Stock and Common Stock as is necessary to effectuate the transactions contemplated by this Section 3.3. As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of any Company Assumed Award an appropriate notice setting forth such holder’s rights pursuant to such Company Assumed Award. Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Parent Stock issuable upon exercise or settlement of the Company Assumed Awards promptly following the Effective Time and Parent shall exercise reasonable best efforts to maintain the effectiveness of such registration statement for so long as such Company Assumed Awards remain outstanding. The Company and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement.

(h) Subject to Parent’s compliance with the preceding provisions of this Section 3.3, the Parties agree that, following the Effective Time, no holder of a Company Equity Award, any participant in any Company Equity Plan or other employee benefit arrangement of the Company or any Company Subsidiary or party to any employment or other agreement shall have any right to acquire any Securities or Equity Rights in the Company, any of the Company Subsidiaries or the Surviving Corporation by reason of previously holding any such Company Equity Award.

(i) The Parties agree that except as explicitly set forth in this Section 3.3 and other than pursuant to any equity or equity-related incentive compensation award granted pursuant to a Company Equity Plan, neither Parent, the Company, the Surviving Corporation nor any of their respective Subsidiaries shall have any obligation or liability whatsoever with respect to any equity or equity-related incentive compensation award granted pursuant to any plan or agreement, including no obligations or liabilities pursuant to the plans set forth in Section 3.3(i) of the Company Disclosure Letter (such plans collectively, the “Subsidiary Equity Plans”).

(j) Payments in respect of Section 3.3 shall be paid in a lump sum, as soon as practicable after the Effective Time, but in no event more than ten (10) Business Days following the Effective Time.

Section 3.4 Shares of Dissenting Stockholders. Shares of Common Stock outstanding immediately prior to the Effective Time and held by a holder who has properly exercised his appraisal rights in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall cease to be outstanding and be cancelled. Dissenting Shares shall not be converted into the right to receive the Merger Consideration as set forth herein, unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. The Company shall provide Parent (i) prompt notice of any written demands for appraisal of any shares of Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company related thereto and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of appraisal rights under the DGCL. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 3.5 Adjustments to Prevent Dilution. In the event that, in connection with events other than the AHD Distribution, subsequent to the date of this Agreement and prior to the earlier of the Closing and the termination of this Agreement, the Company changes the number of shares of Common Stock, or securities convertible or exchangeable into or exercisable for shares of Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), or stock dividend or stock distribution, the Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this sentence.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the SEC Documents filed or furnished by the Company, AHD or APL since January 1, 2009 and prior to the date of this Agreement (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such SEC Documents to the extent that they are predictive, forward-looking or primarily cautionary in nature, in each case, other than any specific factual information contained therein, and excluding any supplement, modification or amendment thereto made after the date hereof) or in the Company Disclosure Letter (which Company Disclosure Letter shall in each case specifically identify by reference to Sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section of such Company Disclosure Letter shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a

Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement. The Company is not in violation of its Constituent Documents.

Section 4.2 Subsidiaries.

(a) Section 4.2(a) of the Company Disclosure Letter sets forth a complete and accurate list of (i) each Subsidiary of the Company (individually, a “Company Subsidiary” and collectively, the “Company Subsidiaries”), (ii) each Company Subsidiary’s jurisdiction of incorporation or organization and (iii) a designation for each Company Subsidiary as to whether it is a Post-Restructuring Company Subsidiary, a Purchased Entity or a Pipeline Subsidiary. Each Company Subsidiary is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and in good standing, if applicable, under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or other power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where the failure to be so existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing, if applicable, in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Constituent Documents of each Company Subsidiary, as amended and in effect on the date of this Agreement. None of the Company Subsidiaries is in violation of its Constituent Documents.

(b) The Company or a Company Subsidiary is the record and Beneficial Owner of all of the outstanding Securities of each Company Subsidiary, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities). All of such Securities so owned by the Company have been duly authorized, validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights). Except for the Securities of the Company Subsidiaries, Drilling Partnerships or Crown JV, the Company does not own, directly or indirectly, any Securities in any Person.

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 114,000,000 shares of Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

(b) At the close of business on November 4, 2010, (i) 78,424,511 shares of Common Stock were issued and outstanding, (ii) 3,100,892 shares of Common Stock were held by the Company in treasury (of which 39,277 shares of treasury Common Stock are held by a broker), (iii) 67,500 shares of Common Stock were held by a Company Subsidiary, (iv) 758,945 shares of Common Stock were reserved for issuance in connection with future Company Equity Awards granted under the Company’s 2004 Stock Incentive Plan, (v) 2,922,303 shares of Common Stock were reserved for issuance in connection with future Company Equity Awards granted under the Company’s 2009 Stock Incentive Plan, (vi) no shares of Common Stock were reserved for issuance in connection with future Company Equity Awards granted under the Company’s Assumed Long-Term Incentive Plan, (vii) up to 8,087,722 shares were reserved for issuance in connection with the Company Stock Options and other Company Equity Awards referred to in the first sentence of Section 4.3(e) and (viii) no shares of Preferred Stock were issued and outstanding. Except as set forth above, as of November 4, 2010, no Securities of the Company were issued, reserved for issuance or outstanding.

(c) Since January 1, 2009 to the date hereof, the Company has not declared or paid any dividend or distribution in respect of shares of Common Stock and, since July 14, 2010 to the date hereof, has not repurchased, redeemed or otherwise acquired any shares of Common Stock and, since September 30, 2010 to the date hereof, has not issued any Company Equity Awards. All issued and outstanding shares of Common Stock (including any shares of Company Restricted Stock) have been, and all shares of Common Stock that may be issued pursuant to (w) the exercise of outstanding Company Stock Options, (x) Company RSUs, (y) Company Deferred Units and (z) Company Phantom Stock will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive or similar rights. Except in connection with the AHD Distribution, there are no accrued and unpaid dividends or other distributions with respect to any outstanding shares of Common Stock, and no Company Subsidiary owns any shares of Common Stock.

(d) Section 4.3(d) of the Company Disclosure Letter sets forth each Company Equity Plan for which awards remain in effect as of the date hereof. The Company has made available to Parent accurate and complete copies of all Company Equity Plans and the forms of all award agreements evidencing all Company Equity Awards granted and outstanding under any Company Equity Plan as of the date hereof. Except as may be required under this Agreement, including Section 3.3, no material changes have been made to any such forms in connection with any award. All outstanding options to purchase from the Company or any Company Subsidiary shares of Common Stock, restricted shares of Common Stock or restricted stock units or other equity-based awards associated with shares of Common Stock were issued pursuant to a Company Equity Plan.

(e) At the close of business on November 4, 2010, 6,843,427 shares of Common Stock are subject to issuance pursuant to Company Stock Options, and 1,244,295 shares of Common Stock are subject to issuance pursuant to Company RSUs, Company Deferred Units and Company Phantom Stock, in each case, that have been granted and are outstanding under the Company Equity Plans. As of the date hereof, 25,646 shares of unvested Company Restricted Stock are issued and outstanding. Section 4.3(e) of the Company Disclosure Letter sets forth the following information with respect to each Company Equity Award outstanding as of the date of this Agreement: (i) the Company Equity Plan pursuant to which such Company Equity Award was granted; (ii) the name of the holder of such Company Equity Award; (iii) the number of shares of Common Stock or rights subject to such Company Equity Award; (iv) the exercise price, if applicable of such Company Equity Award; (v) the date on which such Company Equity Award was granted; (vi) the extent to which such Company Equity Award is vested and exercisable as of the date of this Agreement and the times and extent to which such Company Equity Right is scheduled to become vested and exercisable after the date of this Agreement, including any events that would result in any acceleration of such vesting or exercisability, if applicable; (vii) as applicable, whether a Company Stock Option is an incentive stock option or a nonqualified stock option and (viii) as applicable, the date on which such Company Equity Award expires. The exercise price of each Company Stock Option is, and will be deemed to be, equal to or greater than the fair market value of the shares of Common Stock subject to or underlying such Company Stock Option as of the date such Company Stock Option was granted and each Company Stock Option is exempt from Section 409A of the Code.

(f) Except as referred to in Section 4.3(e), as of the date of this Agreement, (i) there are no outstanding or authorized (A) Securities of the Company or any Company Subsidiary convertible into or exchangeable for Securities of the Company or any Post-Restructuring Company Subsidiary or (B) options, calls, warrants, preemptive rights, anti-dilution rights or other rights, rights agreements, stockholder rights plans, agreements, arrangements or commitments of any character relating to the right to acquire from the Company or any Company Subsidiary issued or unissued Securities (or securities convertible into or exchangeable for Securities) of the Company or any Post-Restructuring Company Subsidiary, (ii) there are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Securities or securities convertible into or exchangeable for Securities of the Company or any Post-Restructuring Company Subsidiary or for the Company or any Post-Restructuring Company Subsidiary to provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or other Person, (iii) neither the Company nor any Company Subsidiary has issued phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any Securities of the Company or any Post-Restructuring Company Subsidiary and there are no outstanding stock appreciation rights issued by the Company or any Company Subsidiary with respect to the Securities of the Company or any Post-Restructuring Company Subsidiary, (iv) except for the Voting Agreement, there are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary or, to the knowledge of the Company, any of their respective officers and directors, is a party with respect to the voting of Securities of the Company or any Post-Restructuring Company Subsidiary, and (v) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, Securities having the right to vote) on any matter on which the stockholders or other equity holders of the Company or any Post-Restructuring Company Subsidiary may vote. There are not preemptive or similar rights on the part of any class of Securities of the Company or any Post-Restructuring Company Subsidiary. Each Company Equity Award was properly and timely disclosed in accordance with the Exchange Act and all other applicable Laws and no such grants involved any “back dating,” “forward dating” or similar practices with respect to such grants.

Section 4.4 Authorization; Validity of Agreement; Validity of Restructuring Agreements; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of its stockholders (the “Company Stockholder Approval”) holding at least a majority of the outstanding shares of Common Stock of the Company at a duly called meeting of stockholders (a “Company Stockholder Meeting”), to consummate the Merger and other transactions contemplated hereby. The Company, AHD GP, AHD, APL GP, APL and ATN have the requisite corporate or limited partnership power and authority to execute and deliver the applicable Restructuring Agreements and, subject, in the case of the AHD Transactions, to obtaining the approval of at least a majority of the AHD units (the “AHD Unitholder Approval”) to an amendment to the AHD limited partnership agreement and the adoption of a new AHD equity plan, to consummate the applicable Restructuring Transactions and other transactions contemplated thereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by the board of directors of the Company and, except for, with respect to the Merger, obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. The execution, delivery and performance by the Company, AHD GP, AHD, APL GP, APL and ATN of the applicable Restructuring Agreements, and the consummation by the Company, AHD GP, AHD, APL GP, APL and ATN of the applicable transactions contemplated thereby, have been duly authorized by the board of directors or similar governing body of the Company, AHD GP, AHD, APL GP, APL and ATN and, except for, with respect to the AHD Transactions, obtaining the AHD Unitholder Approval, no other corporate or limited partnership action, as applicable, on the part of the Company AHD GP, AHD, APL GP, APL or ATN is necessary to authorize the execution and delivery by the Company, AHD GP, AHD, APL GP, APL and ATN of the applicable Restructuring Agreements and the consummation by them of the applicable transactions contemplated thereby. This Agreement has been duly executed and delivered by the Company and, subject to approval by the Company’s stockholders and due authorization, execution and delivery of this Agreement by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) general principles of equity. Each of the applicable Restructuring Agreements has been duly executed and delivered by the Company, AHD GP, AHD, APL GP, APL and ATN and is a valid and binding obligation of the Company, AHD GP, AHD, APL GP, APL and ATN enforceable against the Company, AHD GP, AHD, APL GP, APL and ATN in accordance with its terms, except that such enforcement may be subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) general principles of equity.

Section 4.5 Consents and Approvals; No Violations.

(a) The execution, delivery and performance of this Agreement and the Restructuring Agreements by, to the extent applicable, the Company, AHD GP, AHD, APL GP, APL and ATN, do not, and the consummation by the Company of the Merger and the transactions contemplated hereby and the consummation by, to the extent applicable, the Company, AHD GP, AHD, APL GP, APL and ATN of the Restructuring Transactions and the transactions contemplated by the Restructuring Agreements, in each case, will not: (i) conflict with or violate any provisions of the Constituent Documents of the Company or any Company Subsidiary; (ii) violate any Law or Order (assuming compliance with the matters set forth in Section 4.5(b)) applicable to the Company or any Company Subsidiary or by which any of their respective properties or other assets are bound; (iii) result (with or without notice, lapse of time or both) in any breach or violation, default or loss of a benefit under, or a right of guaranteed payment, or permit the acceleration or termination of any obligation under or require any consent under, any Contract (including any governmental or non-governmental production sharing Contract permitting the Company or any Company Subsidiary to explore for, develop, use, produce, sever, process, operate or occupy interests in Hydrocarbons and associated fixtures or structures for a specified period of time), in each case whether oral or written, to which the Company or any Company Subsidiary is a party or by which their respective properties or other assets are bound; (iv) result in the creation or imposition of any Lien upon any properties or other assets of the Company or any Company Subsidiary; (v) result in any breach or violation of any Company Benefit Plan, including any award agreement thereunder (it being understood that any rights arising under and pursuant to the terms of any Company Benefit Plan in connection with the transactions contemplated by this Agreement shall not be considered a breach or violation of such Company Benefit Plan); or (vi) cause the suspension or revocation of any Company Permit, except, in the case of clauses (ii), (iii), (iv), (v), and (vi), as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect.

(b) No clearance, consent, approval, order, license or authorization of, action by, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity is required or will be required to be made or obtained by the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or the execution, delivery and performance of the Restructuring Agreements by, to the extent applicable, the Company, AHD GP, AHD, APL GP, APL and ATN or the consummation by, to the extent applicable, the Company, AHD GP, AHD, APL GP, APL and ATN of the transactions contemplated thereby, except, in each case, for: (i) filings and other actions by the Company to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as

amended, and the rules and regulations promulgated thereunder (the “HSR Act”); (ii) the filing of the certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or any Company Subsidiary is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or “blue sky” Laws; (iii) such filings with and approvals as may be necessary to comply with the rules and regulations of NASDAQ and the New York Stock Exchange; (iv) the filings with the SEC of (A) the Proxy Statement in accordance with Regulation 14A promulgated under the Exchange Act and (B) the AHD Written Consent Information Statement; (v) the mailing to stockholders of the Company of the AHD Distribution Information Statement and possibly a registration statement filed by AHD in connection with the AHD Distribution; (vi) such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Restructuring Agreements and the transactions contemplated hereby and thereby; and (vii) the other consents, filings and/or notices set forth on Section 4.5(b) of the Company Disclosure Letter (collectively, clauses (i) through (vii), the “Company Approvals”), and any other consent, approval, authorization, permit, action, filing or notification, the failure of which to make or obtain, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect.

Section 4.6 SEC Reports.

(a) The Company, AHD and APL have each timely filed or furnished on a timely basis all reports, schedules, forms, statements and other documents required to be filed or furnished by it under the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, collectively, the “Sarbanes-Oxley Act”) with the SEC since January 1, 2008 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “SEC Documents” and, such reports, schedules, forms, statements and other documents filed or furnished by the Company together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). As of its respective date, or, if amended prior to the date hereof, as of the date of the last such amendment, and giving effect to any amendments or supplements thereto filed prior to the date hereof, each of the SEC Documents complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, in each case to the extent applicable to such SEC Documents, and none of the SEC Documents when filed or furnished (or in the case of a registration statement under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (and no SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading). Other than

AHD, APL and ATN, no Company Subsidiary is, or has at any time since January 1, 2008, been subject to the periodic reporting requirements of the Exchange Act or is or has at any time since January 1, 2008 been otherwise required to make periodic or recurring filings of any form, report, statement, schedule, certificate or other document with the SEC or any foreign Governmental Entity that performs a similar function to that of the SEC.

(b) Each of the Company, AHD and APL is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of NASDAQ or the New York Stock Exchange, as applicable. Neither the Company nor any Company Subsidiary has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any Company Subsidiaries.

(c)(i) The Company Financial Statements have been derived from the accounting books and records of the Company and the Company Subsidiaries, (ii) the AHD Financial Statements have been derived from the accounting books and records of AHD and its Subsidiaries and (iii) the APL Financial Statements have been derived from the accounting books and records of APL and its Subsidiaries and, in each case, (x) as of their respective dates of filing with the SEC complied as to form in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (y) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted by Form 10-Q and Regulation S-X of the SEC) and (z) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, AHD and its consolidated Subsidiaries or APL and its consolidated Subsidiaries, as the case may be, as at the respective dates thereof, and the consolidated results of their operations, their consolidated stockholders’ equity and their consolidated cash flows for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto). Since December 31, 2007 through the date of this Agreement, there has not been any material change in any method of financial accounting by the Company, AHD or APL, except as required by GAAP and disclosed in the SEC Documents filed prior to the date hereof.

(d) As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company, AHD or APL relating to the SEC Documents applicable to them. The Company has heretofore made available to Parent true, correct and complete copies of all written correspondence between the Company, AHD or APL, as applicable, on the one hand, and the SEC, on the other hand, occurring since January 1, 2008. None of the SEC Documents is, to the knowledge of the Company as of the date hereof, the subject of ongoing SEC review.

(e) Neither the Company nor any Company Subsidiary is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or a Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or a Company Subsidiary in the Company Financial Statements, the AHD Financial Statements, the APL Financial Statements or other SEC Documents.

Section 4.7 Internal Controls and Procedures.

(a) Each of the Company, AHD and APL maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed by, or under the supervision of, its principal executive officer and principal financial officer, or Persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Each of the Company’s, AHD’s and APL’s system of internal accounting controls is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(b) Each of the Company’s, AHD’s and APL’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that information required to be disclosed by the Company, AHD or APL, as applicable, in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s, AHD’s or APL’s, as applicable, principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company, AHD, or APL, as applicable required under the Exchange Act and the Sarbanes-Oxley Act with respect to such reports.

(c) Each of the Company, AHD and APL has evaluated the effectiveness of its internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Each of the Company, AHD and APL has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s, AHD’s or APL’s, as applicable, auditors and the audit committee of its board of directors (and made available to Parent a summary of the significant aspects of such disclosure) (A) all “significant deficiencies” and “material weaknesses” in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s, AHD’s or APL’s, as applicable, ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s, AHD’s or APL’s, as applicable, internal control over financial reporting. None of the Company, AHD or APL has identified any material weaknesses in the design or operation of its internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standard No. 60, as in effect on the date hereof.

Section 4.8 No Undisclosed Liabilities. Except for liabilities and obligations (i) reflected or reserved against in the most recent balance sheet (or described in the notes thereto) of the Company included in the Company Financial Statements filed prior to the date hereof, (ii) incurred in connection with this Agreement or the Restructuring Agreements or the transactions contemplated by this Agreement or the Restructuring Agreements, (iii) incurred since June 30, 2010, in the ordinary course of business consistent with past practice, (iv) that have been discharged or paid prior to the date hereof or (v) that individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect, as of the date hereof, neither the Company nor any Post-Restructuring Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and the Company Subsidiaries. For purposes of this Section 4.8, the term “liabilities and obligations” shall not include obligations of the Company or any of the Company Subsidiaries to perform under or comply with any Law, action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by the Company or any of the Company Subsidiaries with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation.

Section 4.9 Proxy Statement; Information Statements.

(a) The proxy statement of the Company (as amended or supplemented from time to time, the “Proxy Statement”) to be filed with the SEC for use in connection with the solicitation of proxies from the Company’s stockholders in connection with the Merger and the Company Stockholder Meeting will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading at the time such Proxy

Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Company Stockholder Meeting. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Parent or Merger Sub or any of their respective Representatives specifically for inclusion or incorporation by reference in the Proxy Statement.

(b) The information statement of AHD (as amended or supplemented from time to time, the “AHD Written Consent Information Statement”) to be filed with the SEC for use in connection with the approval by written consent by the Company, as holder of a majority of the common units in AHD, of the amendment of the AHD limited partnership agreement and the new AHD equity plan in connection with the AHD Transactions will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading at the time such AHD Written Consent Information Statement or any amendment or supplement thereto is first mailed to unitholders of AHD and at the consummation of AHD Transactions. The AHD Written Consent Information Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Parent or Merger Sub or any of their respective Representatives specifically for inclusion or incorporation by reference in the AHD Written Consent Information Statement.

(c) The information statement of the Company (as amended or supplemented from time to time, the “AHD Distribution Information Statement”) to be mailed to the stockholders of the Company in connection with the AHD Distribution will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading at the time such AHD Distribution Information Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the AHD Distribution. The AHD Distribution Information Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Parent or Merger Sub or any of their respective Representatives specifically for inclusion or incorporation by reference in the AHD Distribution Information Statement.

Section 4.10 Absence of Certain Changes.

(a) Since December 31, 2009 through the date hereof, except in connection with the negotiation of this Agreement and the Restructuring Agreements and except as specifically contemplated or required by this Agreement or the Restructuring Agreements, (a) the Company, the Post-Restructuring Company

Subsidiaries and the Purchased Entities have conducted their respective businesses in all material respects only in the ordinary course of business consistent with past practice and (b) there has not been any action taken by the Company, any Post-Restructuring Company Subsidiary or any Purchased Entity that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of any of the covenants set forth in Section 6.1(b)(i), Section 6.1(b)(ii), Section 6.1(b)(iv), Section 6.1(b)(v) or Section 6.1(b)(xxi).

(b) Since December 31, 2009, there have not been any Changes that, individually or in the aggregate, have resulted in or would reasonably be expected to result in a Company Material Adverse Effect.

Section 4.11 Litigation. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect: (a) there is no suit, action, proceeding, claim, arbitration, mediation, conciliation, consent decree, audit, review or investigation (whether at Law or in equity, before or by any Governmental Entity, or before any arbitrator, each an “Action”) pending, or, to the knowledge of the Company, threatened against, the Company or any Post-Restructuring Company Subsidiary, or their respective properties or rights; (b) there is no Order of any Governmental Entity or arbitrator outstanding against the Company or any Post-Restructuring Company Subsidiary and (c) there is no Action pending, or to the knowledge of the Company, threatened against any officer or director of the Company that is reasonably likely to result in any liability on the part of the Company or any Post-Restructuring Company Subsidiary, whether or not such liability is insured.

Section 4.12 Regulatory Matters. Neither the Company nor any Post-Restructuring Company Subsidiary is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the Public Utility Holding Company Act of 2005. All natural gas pipeline systems and related facilities constituting the Company’s and or any Post-Restructuring Company Subsidiary’s properties (except for such natural gas pipeline systems and related facilities of (x) a Purchased Entity that are not contemplated to be transferred, directly or indirectly, to the Company or a Post-Restructuring Company Subsidiary in connection with the Restructuring Transactions or (y) the Company or a Post-Restructuring Company Subsidiary that are contemplated to be transferred, directly or indirectly, to a Pipeline Subsidiary in connection with the Restructuring Transactions) are (i) “gathering facilities” that are exempt from regulation by the Federal Energy Regulatory Commission (“FERC”) under the Natural Gas Act of 1938, as amended, and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

Section 4.13 Reserve Reports. The Company has delivered or otherwise made available to Parent true and correct copies of all written reports the Company or any Company Subsidiary has as of the date hereof estimating the Company’s, the

Post-Restructuring Company Subsidiaries’ and the Purchased Entities’ proved oil and gas reserves prepared by any unaffiliated Person (each, a “Report Preparer”) concerning the Oil and Gas Interests of the Company, the Post-Restructuring Company Subsidiaries and the Purchased Entities as of December 31, 2009 (other than any reports related to any proved oil and gas reserves of (i) a Purchased Entity that are not contemplated to be transferred, directly or indirectly, to the Company or a Post-Restructuring Company Subsidiary in connection with the Restructuring Transactions or (ii) the Company or a Post-Restructuring Company Subsidiary that are contemplated to be transferred, directly or indirectly, to a Pipeline Subsidiary in connection with the Restructuring Transactions) (the “Company Reserve Reports”). Except as individually or in the aggregate has not been or would not reasonably be expected to be material to the Company and the Post-Restructuring Company Subsidiaries after the consummation of the Restructuring Transactions, taken as a whole, the factual, non-interpretative data provided by the Company and the Company Subsidiaries to each Report Preparer in connection with the preparation of the Company Reserve Reports that was material to such Report Preparer’s estimates of the oil and gas reserves set forth in the Company Reserve Reports was, as of the time provided (or as modified or amended prior to the issuance of the Company Reserve Reports), accurate, and to the knowledge of the Company there were no errors in the assumptions and estimates provided by the Company and the Company Subsidiaries to any Report Preparer in connection with their preparation of the Company Reserve Reports.

Section 4.14 Properties.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth a true and complete list of the following (other than Oil and Gas Interests): (i) all real property owned by the Company, any Post-Restructuring Company Subsidiary or any Purchased Entity (“Owned Real Property”); and (ii) all real property that is leased, subleased, licensed or otherwise occupied by the Company, any Post-Restructuring Company Subsidiary or any Purchased Entity (“Leased Real Property”). Except as, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and the Post-Restructuring Company Subsidiaries after the consummation of the Restructuring Transactions, taken as a whole, and except for such Owned Real Property and Leased Real Property of (i) a Purchased Entity that is not contemplated to be transferred, directly or indirectly, to the Company or a Post-Restructuring Company Subsidiary in connection with the Restructuring Transactions or (ii) the Company or a Post-Restructuring Company Subsidiary that is contemplated to be transferred, directly or indirectly, to a Pipeline Subsidiary in connection with the Restructuring Transactions, the Company, a Post-Restructuring Company Subsidiary or a Purchased Entity has indefeasible, good and marketable title to all Owned Real Property and has a good and valid leasehold interest in all the Leased Real Property, in each case free and clear of all Liens except Permitted Liens. With respect to the Leased Real Property (other than any Leased Real Property of (i) a Purchased Entity that is not contemplated to be transferred, directly or indirectly, to the Company or a Post-Restructuring Company Subsidiary in connection with the Restructuring Transactions or (ii) the Company or a Post-Restructuring Company Subsidiary that is contemplated to be transferred, directly or indirectly, by the Company or a Post-Restructuring Company

Subsidiary to a Pipeline Subsidiary in connection with the Restructuring Transactions), such Leased Real Property is valid, binding and enforceable by and against the Company, a Post-Restructuring Company Subsidiary or a Purchased Entity that is transferring, directly or indirectly, any such Leased Real Property to the Company or a Post-Restructuring Company Subsidiary in connection with the Restructuring Transactions, as applicable, in accordance with its terms and none of the Company, any Post-Restructuring Company Subsidiary nor a Purchased Entity is in breach of or default under such lease, sublease, license or other occupancy agreement, except for such breaches and defaults as, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and the Post-Restructuring Company Subsidiaries after the consummation of the Restructuring Transactions, taken as a whole.

(b) Except as, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and the Post-Restructuring Company Subsidiaries after the consummation of the Restructuring Transactions, taken as a whole: (A) the Company, each Post-Restructuring Company Subsidiary and each Purchased Entity has good and valid title to, or valid and enforceable leasehold interests in, all of its tangible personal property (other than any tangible personal property of (i) a Purchased Entity that is not contemplated to be transferred, directly or indirectly, to the Company or a Post-Restructuring Company Subsidiary in connection with the Restructuring Transactions or (ii) the Company or a Post-Restructuring Company Subsidiary that is contemplated to be transferred, directly or indirectly, to a Pipeline Subsidiary in connection with the Restructuring Transactions), in each case free and clear of any Lien except Permitted Liens and (B) all well equipment and other items of operating equipment and machinery that are owned or leased by the Company, any Post-Restructuring Company Subsidiary or any Purchased Entity and currently in use by the Company, any Post-Restructuring Company Subsidiary or any Purchased Entity in connection with the operation of their respective Oil and Gas Interests (other than any Oil and Gas Interests of (i) a Purchased Entity that is not contemplated to be transferred, directly or indirectly, to the Company or a Post-Restructuring Company Subsidiary in connection with the Restructuring Transactions or (ii) the Company or a Post-Restructuring Company Subsidiary that is contemplated to be transferred, directly or indirectly, to a Pipeline Subsidiary in connection with the Restructuring Transactions) (1) are, in the aggregate, in a state of repair and operating condition, reasonable wear and tear excepted, so as to be adequate in all material respects for the reasonably prudent operation of such Oil and Gas Interests in the ordinary course of business consistent with past practice and (2) are adequate, together with all other properties of the Company and the Post-Restructuring Company Subsidiaries after consummation of the Restructuring Transactions, to comply in the ordinary course of business consistent with past practice in all material respects with the requirements of all applicable Contracts, including sales Contracts (other than any Contracts of (i) a Purchased Entity that is not contemplated to be transferred, directly or indirectly, to the Company or a Post-Restructuring Company Subsidiary in connection with the Restructuring Transactions or (ii) the Company or a Post-Restructuring Company Subsidiary that are contemplated to be transferred, directly or indirectly, to a Pipeline Subsidiary in connection with the Restructuring Transactions).

(c) Except (i) as, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and the Post-Restructuring Company Subsidiaries after the consummation of the Restructuring Transactions, taken as a whole, and (ii) for goods and other property sold, used or otherwise disposed of since June 30, 2010 in the ordinary course of business consistent with past practice, (iii) for any portion of an Oil and Gas Interest sold, transferred or assigned pursuant to the Participation and Development Agreement or the Purchase and Sale Agreement, dated as of April 9, 2010, by and between ATN and Reliance Marcellus, LLC or (iv) for any portion of an Oil and Gas Interest sold, transferred or assigned to any Drilling Partnership as required by the Constituent Documents of a Drilling Partnership or as described in the offering documents for a Drilling Partnership, the Company, the Post-Restructuring Company Subsidiaries and the Purchased Entities are the sole and legal beneficial owners, with good and defensible title to all of the real property interest contained in their respective Oil and Gas Interests located in the states of Michigan, New York, Ohio, Pennsylvania and West Virginia (excluding any such Oil and Gas Interests of (x) a Purchased Entity that is not contemplated to be transferred, directly or indirectly, to the Company or a Post-Restructuring Company Subsidiary in connection with the Restructuring Transactions or (y) the Company or a Post-Restructuring Company Subsidiary that are contemplated to be transferred, directly or indirectly, to a Pipeline Subsidiary in connection with the Restructuring Transactions), in each case free and clear of all Liens, except (a) Permitted Liens and (b) Production Burdens. For purposes of this Agreement, “good and defensible title” means such title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.

(d) All of the Wells have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Contracts and applicable Law, and all drilling and completion of the Wells and all related development, production and other operations have been conducted in compliance with all applicable Law except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Post-Restructuring Company Subsidiaries after the consummation of the Restructuring Transactions, taken as a whole. Section 4.14(d) of the Company Disclosure Letter sets forth, as of June 30, 2010, the Company’s, the Post-Restructuring Company Subsidiaries’ and the Purchased Entities’ average net revenue interests (working interest less Production Burdens), sorted by State, in the Wells of the Company, the Post-Restructuring Company Subsidiaries and the Purchased Entities located in the United States that were active and producing as of June 30, 2010.

(e) Section 4.14(e) of the Company Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of each Oil and Gas Lease of the Company, each Post-Restructuring Company Subsidiary and each Purchased Entity located in states of Michigan, New York, Ohio, Pennsylvania and West Virginia, including: (i) the expiration date of the primary term of each such Oil and Gas Lease, (ii) with respect to each such Oil and Gas Lease located within the states of Michigan and Pennsylvania and within the Specified Ohio Counties, the identity of the current

Company Subsidiary that is the lessee of each such Oil and Gas Lease, (iii) with respect to each such Oil and Gas Lease located within the states of Michigan and Pennsylvania and within the Specified Ohio Counties, whether or not each such Oil and Gas Lease is “held by production,” (iv) with respect to each such Oil and Gas Lease located within the state of Pennsylvania, the net revenue interest of each such Oil and Gas Lease, (v) with respect to each such Oil and Gas Lease located within the states of Michigan and Pennsylvania, the net acres of each Oil and Gas Lease and (vi) with respect to each such Oil and Gas Lease located within the states of New York and Ohio, the gross acres of each Oil and Gas Lease. Except (i) as, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and the Post-Restructuring Company Subsidiaries after the consummation of the Restructuring Transactions, taken as a whole or (ii) with respect to any portion of an Oil and Gas Lease sold, transferred or assigned pursuant to the Participation and Development Agreement or the Purchase and Sale Agreement, dated as of April 9, 2010, by and between ATN and Reliance Marcellus, LLC: (1) each Oil and Gas Lease set forth on Section 4.14(e) of the Company Disclosure Letter (other than those Oil and Gas Leases or the interests in such Oil and Gas Leases (i) of a Purchased Entity that is not contemplated to be transferred, directly or indirectly, to the Company or a Post-Restructuring Company Subsidiary in connection with the Restructuring Transactions, (ii) of the Company or a Post-Restructuring Company Subsidiary that is contemplated to be transferred, directly or indirectly, to a Pipeline Subsidiary in connection with the Restructuring Transactions or (iii) which are located within the states of New York and Ohio (other than any Oil and Gas Leases located within the Specified Ohio Counties)) is a valid, binding and enforceable obligation of the Company or a Company Subsidiary and, to the Company’s knowledge, of each other party thereto (subject to scheduled lease expirations and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and has been validly recorded or registered with all relevant Governmental Entities so as to provide actual or constructive notice to and be enforceable against all other Persons; and (2) neither the Company nor any Company Subsidiary, nor to the knowledge of the Company, any other party to each Oil and Gas Lease set forth on Section 4.14(e) of the Company Disclosure Letter (other than those Oil and Gas Leases or the interests in such Oil and Gas Leases (i) of a Purchased Entity that is not contemplated to be transferred, directly or indirectly, to the Company or a Post-Restructuring Company Subsidiary in connection with the Restructuring Transactions (ii) of the Company or a Post-Restructuring Company Subsidiary that is contemplated to be transferred, directly or indirectly, to a Pipeline Subsidiary in connection with the Restructuring Transactions or (iii) which are located within the states of New York and Ohio (other than any Oil and Gas Leases located within the Specified Ohio Counties)) has violated in any respect any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of any such Oil and Gas Lease or received written notice from any other party to such an Oil and Gas Lease alleging such a breach, violation or default by the Company or any Company Subsidiary, in each case which has not heretofore been cured in all respects.

(f) Section 4.14(f) of the Company Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of each Oil and Gas Contract that is material to the operations of the Company, each Post-Restructuring Company Subsidiary and each Purchased Entity in states of Michigan, New York, Ohio, Pennsylvania and West Virginia (other than those Oil and Gas Contracts of (i) a Purchased Entity that is not contemplated to be transferred, directly or indirectly, to the Company or a Post-Restructuring Company Subsidiary in connection with the Restructuring Transactions or (ii) the Company or a Post-Restructuring Company Subsidiary that is contemplated to be transferred, directly or indirectly, to a Pipeline Subsidiary in connection with the Restructuring Transactions) (each Oil and Gas Contract required to be set forth on Section 4.14(f) of the Company Disclosure Letter, a “Material Oil and Gas Contract”). Except as, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and the Post-Restructuring Company Subsidiaries after the consummation of the Restructuring Transactions, taken as a whole, each Material Oil and Gas Contract is a valid, binding and enforceable obligation of the Company or a Company Subsidiary and, to the Company’s knowledge, of each other party thereto (subject to scheduled contract expirations and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). Except as, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and the Post-Restructuring Company Subsidiaries after the consummation of the Restructuring Transactions, taken as a whole, neither the Company nor any Company Subsidiary, nor to the knowledge of the Company, any other party to a Material Oil and Gas Contract has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Oil and Gas Contract.

(g) To the knowledge of the Company, except as, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and the Post-Restructuring Company Subsidiaries after the consummation of the Restructuring Transactions, taken as a whole, as of the date hereof, none of the representations or warranties of APL in Article III of the Laurel Mountain Purchase Agreement are inaccurate.

Section 4.15 Derivatives. The Company SEC Documents accurately summarize, in all material respects, the outstanding Derivative positions of the Company and its consolidated Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of the Company and its consolidated Subsidiaries, as of the date reflected therein, and there have been no changes in such positions since the date thereof through the date of this Agreement, except for changes in financial Derivative positions occurring in the ordinary course of business consistent with past practice and in accordance with the Company’s policies and practices.

Section 4.16 Employee Benefit Plans; ERISA.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a list of each deferred compensation, bonus or other incentive compensation, commission, change in control, retention, severance, termination pay, fringe benefit, perquisite, stock purchase, stock option, restricted stock, restricted stock unit, deferred unit, phantom unit, and other equity or quasi-equity compensation plan, policy, program, agreement or arrangement; each medical, surgical, hospitalization, vision, dental, disability, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”)); each retirement, savings, profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each employment agreement; and each other employee benefit plan, fund, program, policy, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any Post-Restructuring Company Subsidiary, or to which the Company or a Post-Restructuring Company Subsidiary is party, whether written or oral, for the benefit of any employee of the Company or any of the Post-Restructuring Company Subsidiaries, or with respect to which the Company or any of the Post-Restructuring Company Subsidiaries could incur any liability, whether contingent or otherwise (each a “Company Benefit Plan” and collectively, the “Company Benefit Plans”). With respect to each Company Benefit Plan, the Company has made available to Parent, as applicable, a true and complete copy of (i) the Company Benefit Plan document and all amendments thereto (or in the case of any Company Benefit Plan that is not in writing, a written description thereof, if any, that is used by the Company with respect to its communications with employees regarding such Company Benefit Plan), (ii) the summary plan description and any summaries of material modifications and any prospectus, (iii) the most recent trust instruments and insurance contracts, (iv) the most recent Forms 5500 filed with the IRS and all schedules thereto, (v) the most recent audited financial statements, (vi) the most recent actuarial valuations, (vii) a current determination or opinion letter issued by the IRS, (viii) nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for the most recent completed plan year; and (ix) material written communications and filings not made in the ordinary course with participants, trustees or administrators or with the IRS, the U.S. Department of Labor (the “DOL”), or any other Governmental Entity, including any applications or filings under the Voluntary Compliance Resolution program, the DOL Delinquent Filer Program or any similar program. Except as required or permitted under the terms of this Agreement, including Section 3.3 and Section 6.1, neither the Company nor any Company Subsidiary has any legally binding commitment to create any additional Company Benefit Plan or modify or change any existing Company Benefit Plan.

(b) Each Company Benefit Plan is now, and has at all times been, operated and administered in all material respects in accordance with its terms and with the material requirements of all applicable Laws, including ERISA and the Code, and all contributions and premiums required to have been paid by the Company with respect to each Company Benefit Plan have been paid within the time prescribed under the terms of such Company Benefit Plan or applicable Law.

(c) Each Company Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the

Code has received a favorable determination or opinion letter from the IRS with respect to each such Company Benefit Plan as to its qualified status under the Code, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination or opinion letter that could reasonably be expected to adversely affect the qualified status of any Company Benefit Plan.

(d) Neither the Company nor any trade or business, whether or not incorporated, that together with the Company, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (any such trade or business, an “ERISA Affiliate”) maintains or has ever maintained an employee benefit plan subject to Title IV of ERISA as to which the Company or any Post-Restructuring Company Subsidiary could have any liability or obligation on or following the Closing. None of the Company or any ERISA Affiliate is subject to any unsatisfied liability under Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA. To the knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a material liability under Title IV of ERISA.

(e) Neither the Company nor any of its ERISA Affiliates has been involved in any transaction that could cause the Company, or any or its ERISA Affiliates, or, following the Closing, Parent or any of its Subsidiaries or Affiliates (including the Surviving Corporation) to be subject to liability under Section 4069 or 4212 of ERISA. No event has occurred and, to the knowledge of the Company, no condition exists that would, either directly or by reason of the Company’s affiliation with any of its ERISA Affiliates, subject the Company or any of its ERISA Affiliates to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or any other applicable Law.

(f) There are no material pending or, to the knowledge of the Company, threatened claims or disputes under the terms of, or in connection with, any Company Benefit Plan (other than routine undisputed claims for benefits).

(g) The consummation of the transactions contemplated by this Agreement and the Restructuring Agreements will not, either alone or in combination with another event, (i) entitle any current employee or Former Employee, officer, or director of the Company or any Post-Restructuring Company Subsidiary to severance pay, termination pay or any other payment or benefit under any Company Benefit Plan, (ii) accelerate the time of payment or vesting of benefits, or materially increase the amount of compensation, due to any such employee, officer or director under any Company Benefit Plan, (iii) result in any forgiveness of Indebtedness owed by current or former directors, officers, consultants or employees of the Company or any Post-Restructuring Company Subsidiary, trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Benefit Plan or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G.1) that would be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Except as set forth on Section 4.16(g) of the Company Disclosure Letter, no director, officer, employee or independent contractor of the Company or any Post-Restructuring Company Subsidiary is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A or 4999 of the Code being imposed on such person.

(h) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has (i) been maintained and operated since January 1, 2005 in good-faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder with the intent of avoiding any Tax, penalty or interest under Section 409A of the Code and, since January 1, 2009, has been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder or (ii) as to any such plan in existence prior to January 1, 2005, not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

(i) No Company Benefit Plan is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA, a multiple employer plan within the meaning of 4063 of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) or ERISA.

(j) Neither the Company nor any of the Post-Restructuring Company Subsidiaries has any current or contingent liability with respect to any current employee or Former Employee with respect to post-retirement health, medical or life insurance benefits.

(k) Each individual who renders or has rendered services to the Company or any of the Post-Restructuring Company Subsidiaries and who is not or has not been classified by the Company or any of the Post-Restructuring Company Subsidiaries as an employee and paid on one of their respective payrolls has at all times been properly characterized as to his or her relationship to the Company or any of the Post-Restructuring Company Subsidiaries such that any erroneous classification would not reasonably be anticipated to result in a failure to satisfy any qualification requirement with respect to any Company Benefit Plan, other than one that can be remedied at an immaterial cost, a violation of ERISA, the imposition of a material penalty or excise tax with respect to any Company Benefit Plan, or in any other material liability to the Company, any of the Post-Restructuring Company Subsidiaries or any Company Benefit Plan.

(l) Neither the Company, any of its Subsidiaries nor any of its ERISA Affiliates has used the services of workers whose services are or were either provided by or through third parties or who are “leased employees” (as that term is defined in Section 414(n) of the Code), in either case who are ineligible for any Company Benefit Plan for any reason to the extent that it reasonably could be anticipated to result in the failure to satisfy any qualification requirement of any Company Benefit Plan, other than one that can be remedied at an immaterial cost, a violation of any provision of ERISA, the imposition of material penalties or excise taxes with respect to any Company Benefit Plan or in any other material liability to the Company, any of the

Post-Restructuring Company Subsidiaries or any Company Benefit Plan. No circumstances exist and no action taken by the Company or any of its Subsidiaries could result in the Company or any of its Subsidiaries being deemed a joint employer under any applicable Law.

Section 4.17 Compliance with Law.

(a) Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect, (i) each of the Company, the Post-Restructuring Company Subsidiaries and the Purchased Entities holds all permits, franchises, grants, authorizations, easements, exceptions, consents, clearances, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses or ownership, lease and operation of their respective assets and properties (the “Company Permits”) and (ii) the Company, each Post-Restructuring Company Subsidiary and Purchased Entity is, and since January 1, 2009, has been, in compliance with the terms of the Company Permits, and none of the Company Permits have been withdrawn, revoked, suspended or cancelled, nor is any such withdrawal, revocation, suspension or cancellation pending or, to the Company’s knowledge, threatened.

(b) Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect, (i) the businesses of the Company and each of the Company Subsidiaries are, and since January 1, 2009, have been, conducted in compliance with all applicable Laws and Orders and (ii) none of the Company, any Post-Restructuring Company Subsidiary or any Purchased Entity has received since January 1, 2009 any written notice or written communication from any Governmental Entity of any noncompliance with any Laws or Orders.

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d) Except as, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and the Post-Restructuring Company Subsidiaries after the consummation of the Restructuring Transactions, taken as a whole, neither the Company or any Company Subsidiary nor, to the knowledge of the Company, any director, officer, agent or employee of the Company or any Company Subsidiary has, on behalf of the Company or any Company Subsidiary (i) used any funds of the Company or any Company Subsidiary for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other federal, foreign, or state anti-corruption or anti-bribery Law or requirement applicable to the Company or any Company Subsidiary.

Section 4.18 Taxes.

(a) The Company and each Company Subsidiary has (i) duly and timely filed (taking into account extensions) or has caused to be filed with the appropriate Governmental Entities in all required jurisdictions all Tax Returns required to be filed by it in respect of any material Taxes, which Tax Returns were true, correct and complete in all material respects (or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired), and true and complete copies of all such Tax Returns for the taxable period ended on or after January 1, 2006 have been made available to Parent, (ii) duly and timely paid in full (or the Company has paid on the Company Subsidiaries’ behalf) all material Taxes whether or not shown as due on any Tax Return, (iii) complied in all material respects with all Laws applicable to the withholding and payment over of Taxes and has timely withheld and paid over to, the respective proper Governmental Entities all amounts required to be so withheld and paid over and (iv) made all material required estimated payments of Taxes.

(b) There (i) is no material deficiency, delinquency, claim, audit, suit, proceeding, request for information or investigation now pending, outstanding or, to the knowledge of the Company, threatened in writing against or with respect to the Company or any Company Subsidiary in respect of any material Taxes or material Tax Returns and (ii) are no material requests for rulings or determinations in respect of any Taxes or Tax Returns pending between the Company or any Company Subsidiary and any Governmental Entity responsible for such Taxes or Tax Returns.

(c) No material deficiency for any Tax has been asserted or assessed by any Governmental Entity in writing against the Company or any Company Subsidiary (or, to the knowledge of the Company or any Company Subsidiary, has been threatened or proposed, in each case, in writing), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being diligently contested in good faith by appropriate proceedings.

(d) There are no tax sharing agreements, tax indemnity agreements or other similar agreements of any kind, whether or not written, and whether or not express or implied, with respect to or involving the Company or any Company Subsidiary in effect.

(e) None of the Company or any Company Subsidiary has any material liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated consolidated, combined or unitary group for tax purposes under state, local or foreign Law (other than a group the common parent of which is the Company), or has any liability for the Taxes of any Person (other than the Company or the Company Subsidiaries) including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee, successor, by contract or otherwise.

(f) There are no material adjustments under Section 481 of the Code (or similar or analogous provision of state, local or foreign Law) for income Tax purposes applicable to or required to be made by the Company or any Company Subsidiary as a result of changes in methods of accounting or other events occurring on or before the date hereof.

(g) None of the Company or any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date or (vi) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

(h) Neither the Company nor any Company Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) No material claim, other than claims defeated or withdrawn, has ever been made by an authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns that it is or may be subject to taxation by that jurisdiction.

(j) Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with regard to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(k) Neither the Company nor any Company Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution of stock qualifying for tax-free treatment under Section 355 of the Code occurring during the two-year period ending on the date hereof or in a distribution which would otherwise constitute part of a “plan (or series of related transactions)” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(l) There is no power of attorney given by or binding upon the Company or any Company Subsidiary with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

Section 4.19 Intellectual Property. Section 4.19 of the Company Disclosure Letter sets forth a complete and correct list of all material registrations and applications for registration of any Intellectual Property owned by the Company or any of the Company Subsidiaries, including the owner thereof. Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect: (1) the Company, each Post-Restructuring Company Subsidiary and each Purchased Entity owns, or is licensed to use (in each case, free and clear of any Liens, except Permitted Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (2) none of the Company, any Post-Restructuring Company Subsidiary or any Purchased Entity has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person in connection with the conduct of the business of the Company or the Post-Restructuring Company Subsidiaries; (3) none of the Company, any Post-Restructuring Company Subsidiary or any Purchased Entity has received any written notice of any pending Action with respect to any Intellectual Property used by the Company, any Post-Restructuring Company Subsidiary or Purchased Entity or alleging that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company, any Post-Restructuring Company Subsidiary or Purchased Entity infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person; and (4) the consummation of the transactions contemplated by this Agreement and the Restructuring Agreements will not alter, encumber, impair or extinguish any Intellectual Property right of the Company, any Post-Restructuring Company Subsidiary or Purchased Entity or impair the right of the Company, any Post-Restructuring Company Subsidiary or Purchased Entity to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company, any Post-Restructuring Company Subsidiary or Purchased Entity.

Section 4.20 Environmental.

(a) Except as, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and the Post-Restructuring Company Subsidiaries after the consummation of the Restructuring Transactions, taken as a whole, (A) the Company, each Post-Restructuring Company Subsidiary and each Purchased Entity are in compliance with all applicable Environmental Laws (which compliance includes the possession by the Company, each Post-Restructuring Company Subsidiary and each Purchased Entity of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof) and (B) the Company, each Post-Restructuring Company Subsidiary and each Purchased Entity have not received any communication (written or oral), whether from a Governmental Entity, citizens group, employee or otherwise, alleging that the Company or Company Subsidiary is not in such compliance, and there are no past or present (or, to the knowledge of the Company, future) actions, activities, circumstances conditions, events or incidents that may prevent or interfere with such compliance in the future.

(b) Except as, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and the Post-Restructuring Company Subsidiaries after the consummation of the Restructuring Transactions, taken as a whole, there is no Environmental Claim pending or, to the knowledge of the Company, threatened against, the Company, any Post-Restructuring Company Subsidiary or any Purchased Entity or, to the knowledge of the Company, against any Person whose liability for such Environmental Claim the Company, any Post-Restructuring Company Subsidiary or any Purchased Entity has retained or assumed either contractually or by operation of Law.

(c) There are no present or, to the knowledge of the Company, past actions, activities, circumstances, conditions, events or incidents, including the Release, threatened Release or presence of any Hazardous Material which could form the basis of any Environmental Claim against the Company, any Post-Restructuring Company Subsidiary or any Purchased Entity, or to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company, any Post-Restructuring Company Subsidiary or any Purchased Entity has retained or assumed either contractually or by operation of Law, except for such Environmental Claims as, individually or in the aggregate, have not been or would not reasonably be expected to be material to the Company and the Post-Restructuring Company Subsidiaries after the consummation of the Restructuring Transactions, taken as a whole.

(d) The Company has delivered or otherwise made available for inspection to Parent true, complete and correct copies and results of any material reports, studies, analyses, tests or monitoring prepared since January 1, 2009 or, in respect of any assets located in the state of Michigan, prepared since January 1, 2007, in each case, possessed by the Company or any Company Subsidiary pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company, any Post-Restructuring Company Subsidiary or any Purchased Entity, or regarding the Company’s, any Post-Restructuring Company Subsidiary’s or any Purchased Entity’s compliance with applicable Environmental Laws.

Section 4.21 Employees’ Labor Matters.

(a) None of the Company, any Post-Restructuring Company Subsidiary or any Purchased Entity is party to, bound by, or in the process of negotiating a collective bargaining agreement, work rules or practices, or similar labor-related agreement or understanding with any labor union, labor organization or works council.

(b) To the knowledge of the Company, there is no organizational effort currently being made or threatened by or on behalf of any labor union, labor organization or works council to organize any employees of the Company, any Post-Restructuring Company Subsidiary or any Purchased Entity. No demand for recognition of any employees of the Company, any Post-Restructuring Company

Subsidiary or any Purchased Entity has been made by or on behalf of any labor union, labor organization or works council in the past two (2) years. To the knowledge of the Company, no petition has been filed, nor has any proceeding been instituted by any employee of the Company, any Post-Restructuring Company Subsidiary or any Purchased Entity or group of employees of the Company, any Post-Restructuring Company Subsidiary or any Purchased Entity with any labor relations board or commission seeking recognition of a collective bargaining representative in the past two (2) years.

(c) There is no pending or, to the knowledge of the Company, threatened strike, lockout, work stoppage, slowdown, picketing or material labor dispute with respect to or involving any employees of the Company, any Post-Restructuring Company Subsidiary or any Purchased Entity, and there has been no such action or event in the past two (2) years.

(d) All material written employment policies of the Company and the Company Subsidiaries have been made available to Parent.

(e) Except as, individually or in the aggregate, has not resulted in or would not reasonably be expected to result in a Company Material Adverse Effect, each of the Company, the Post-Restructuring Company Subsidiaries and the Purchased Entities is, and has been since January 1, 2009, in compliance with all applicable Laws respecting occupational safety and health, and, since January 1, 2009, neither the Occupational Safety and Health Administration nor any other federal or state Governmental Entity has threatened to file any citation related to such Laws, and there are no pending citations related to such Laws from any Governmental Entity, against the Company, any Post-Restructuring Company Subsidiary or any Purchased Entity.

Section 4.22 Board Vote; Company Stockholder Approval; Takeover Statutes. At or prior to the date hereof, the board of directors of the Company, at a meeting duly called and held, has, by unanimous vote of all directors then in office (other than any director who is an executive officer of the Company that may have abstained from such vote), (a) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Restructuring Transactions, are advisable, fair to and in the best interest of the Company’s stockholders; (b) approved this Agreement and the transactions contemplated by this Agreement, including the Merger; (c) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger (the “Company Recommendation”) and (d) approved each of the Restructuring Agreements and the transactions contemplated by the Restructuring Agreements. The Company Stockholder Approval is the only vote of holders of any class of securities of the Company which are required to adopt this Agreement. The board of directors of the Company has taken all action necessary so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to this Agreement or the transactions contemplated hereby, including the Merger. In connection with the Company Stockholder Approval, each holder of shares of Common Stock entitled to vote at the Company Stockholder Meeting is entitled to one vote per share. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated hereby.

Section 4.23 Contracts.

(a) Except as set forth in Section 4.23 of the Company Disclosure Letter, as of the date of this Agreement, none of the Company, any Post-Restructuring Company Subsidiary or any Purchased Entity is party to or bound by any Contract (other than (x) any Contract solely between or among one or more Purchased Entities, on the one hand, and one or more Drilling Partnerships, on the other hand and (y) any partnership agreement relating to a Drilling Partnership to which neither the Company nor any of the Post-Restructuring Company Subsidiaries is a party) that:

(i) materially limits or otherwise materially restricts in any material respect the Company or any of the Post-Restructuring Company Subsidiaries (or, after the Effective Time, the Surviving Corporation or any of its Subsidiaries or purportedly Parent or any of its Subsidiaries) from (1) engaging or competing in any material line of business, in any geographical location or with any Person, (2) selling any products or services of or to any other Person or in any geographic region or (3) obtaining products or services from any Person;

(ii) includes any “most favored nations” terms and conditions (including with respect to pricing), any exclusive dealing arrangement, any arrangement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit in any material respect the ability of the Company or any of the Post-Restructuring Company Subsidiaries (or, after the Effective Time, the Surviving Corporation, Parent or any of their respective Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business (excluding, in respect of each of the forgoing, customary joint operating agreements);

(iii) is a joint venture or partnership agreement that either (A) is material to the operation of the Company and the Post-Restructuring Company Subsidiaries after the consummation of the Restructuring Transactions, taken as whole, or (B) would reasonably be expected to require the Company and the Post-Restructuring Company Subsidiaries to make expenditures in excess of $10 million in the aggregate during the 12-month period following the date hereof;

(iv) is a loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment of the Company or any Post-Restructuring Company Subsidiary (other than those between the Company and Company Subsidiaries, directly or indirectly, wholly-owned by the Company) relating to Indebtedness for borrowed money in an amount in excess of $10 million individually;

(v) is a Derivative Contract of the Company or any Company Subsidiary;

(vi) is an acquisition agreement, asset purchase or sale agreement, stock purchase or sale agreement or other similar agreement pursuant to which (A) the Company or a Post-Restructuring Company Subsidiary reasonably expects that it is required to pay total consideration (including assumption of debt) after the date hereof to be in excess of $10 million or (B) any other Person has the right to acquire any assets of the Company or any of the Post-Restructuring Company Subsidiaries (or any interests therein) after the date of this Agreement with a fair market value or purchase price of more than $10 million, in either case other than any of the Restructuring Agreements;

(vii) is an agreement providing for the sale by the Company or any of the Post-Restructuring Company Subsidiaries of Hydrocarbons which contains a “take-or-pay” clause or any similar prepayment or forward sale arrangement or obligation, in each case, in excess of $10 million (excluding, “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor;

(viii) is an agreement pursuant to which the Company or any of the Post-Restructuring Company Subsidiaries have paid amounts associated with any Production Burden in excess of $10 million during the immediately preceding fiscal year or with respect to which the Company reasonably expects that it and the Post-Restructuring Company Subsidiaries will make payments associated with any Production Burden in any of the next three succeeding fiscal years that could, based on current projections, exceed $50 million per year;

(ix) is a transportation agreement to which the Company or any Post-Restructuring Company Subsidiary is a party involving the transportation of more than 10 MMcf (or the MMBtu equivalent) of Hydrocarbons per day (calculated on a yearly average basis);

(x) is a joint development agreement, exploration agreement, or acreage dedication agreement (excluding, in respect of each of the foregoing, customary joint operating agreements) that either (A) is material to the operation of the Company and the Post-Restructuring Company Subsidiaries after giving effect to the Restructuring Transactions, taken as a whole, or (B) would reasonably be expected to require the Company and the Post-Restructuring Company Subsidiaries to make expenditures in excess of $10 million in the aggregate during the 12-month period following the date hereof; or

(xi) is a settlement or similar agreement with any Governmental Entity or order or consent of a Governmental Entity to which the Company, any of the Post-Restructuring Company Subsidiaries or any of the Purchased Entities is subject involving future performance by the Company, any of the Post-Restructuring Company Subsidiaries or any of the Purchased Entities which is material to the Company and the Post-Restructuring Company Subsidiaries after the consummation of the Restructuring Transactions, taken as a whole;

(each such Contract required to be listed in Section 4.23 of the Company Disclosure Letter and any Contract of the Company or of any Post-Restructuring Company Subsidiary that is a material Contract required to be filed as an exhibit to the Company 10-K pursuant to Item 601(b)(10) of Regulation S-K of the SEC, a “Material Contract”).

(b) Except as, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and the Post-Restructuring Company Subsidiaries after the consummation of the Restructuring Transactions, taken as a whole, each Material Contract is a valid and binding obligation of the Company, a Post-Restructuring Company Subsidiary or a Purchased Entity and, to the knowledge of the Company, is in full force and effect and, to the Company’s knowledge, is enforceable against the other party or parties thereto in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), subject to scheduled expirations. Except for breaches, violations or defaults as, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Company and the Post-Restructuring Company Subsidiaries after the consummation of the Restructuring Transactions, taken as a whole, none of the Company, any Post-Restructuring Company Subsidiary or any Purchased Entity, nor to the Company’s knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and none of the Company, any Post-Restructuring Company Subsidiaries or any Purchased Entity has received written notice since January 1, 2008 that it has breached, violated or defaulted under any Material Contract.

Section 4.24 Insurance. The Company, the Post-Restructuring Company Subsidiaries and the Purchased Entities maintain policies of insurance in such coverage amounts and against such risks as are customary in all material respects for companies or properties of similar size in the industry in which the Company, the Post-Restructuring Company Subsidiaries and the Purchased Entities operate. The Company has made available to Parent true, correct and complete copies of all material insurance policies maintained by or on behalf of the Company or any Post-Restructuring Company Subsidiaries as of the date of this Agreement and Section 4.24 of the Company Disclosure Letter lists all material claims pending under any such policies. Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect, all such policies are in full force and effect and will not terminate or lapse by reason of this Agreement or the consummation of any of the transactions contemplated hereby or the Restructuring Transactions, all premiums due on such policies have been paid by the Company, and the Company, the Post-Restructuring Company Subsidiaries and the Purchased Entities are otherwise in compliance in all respects with the terms and provisions of such policies.

Section 4.25 Interested Party Transactions. Since December 31, 2009 until the date of this Agreement, no event has occurred or transaction entered into that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC under the Exchange Act.

Section 4.26 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Jefferies & Company, Incorporated (“Jefferies”) and Deutsche Bank Securities Inc. (“Deutsche Bank”), the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of the Post-Restructuring Company Subsidiaries.

Section 4.27 Opinion of Financial Advisors. The board of directors of the Company has received the opinions of Jefferies, dated November 8, 2010, and Deutsche Bank, dated November 8, 2010, in each case, to the effect that, as of such date, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the total per share consideration (consisting of the Merger Consideration and the AHD Distribution Per Share Amount) to be received by holders of shares of Common Stock (other than Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent) pursuant to the transactions contemplated by this Agreement (including the Merger and the Restructuring Transactions) is fair, from a financial point of view, to such holders. The special committee of the board of directors, or similar governing body, of AHD GP has received the opinion of Citigroup Global Markets, Inc., dated November 8, 2010, to the effect that, as of such date, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the aggregate consideration to be paid by AHD in connection with the AHD Sale is fair, from a financial point of view, to AHD. The special committee of the board of directors, or similar governing body, of APL GP has received the opinion of Stifel, Nicolaus & Company, dated November 8, 2010, to the effect that, as of such date, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the aggregate considerations to be received by APL in connection with the Laurel Mountain Acquisition is fair, from a financial point of view, to APL.

Section 4.28 Conflict of Interest. None of the Company, any Company Subsidiary, any of their respective Affiliates or any of their respective directors, employees or agents has without Parent’s prior written consent (A) given to or received from any director, employee or agent of Parent or any Subsidiary or Affiliate of Parent in connection with this Agreement, either of the following (i) any gift, entertainment or other benefit of significant cost or value; or (ii) any commission, fee or rebate or (B) entered into any business arrangement with any director, employee or agent of Parent or any or Affiliate of Parent (other than as a representative of Parent, any Subsidiary or Affiliate of Parent).

Section 4.29 No Other Representations. Except for the representations and warranties contained in this Article IV, neither the Company or any Company Subsidiary nor any other Person acting on behalf of the Company or any Company Subsidiary, makes any representation or warranty, express or implied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed or furnished since January 1, 2009 and on or prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Parent SEC Documents to the extent that they are predictive, forward-looking or primarily cautionary in nature, in each case, other than any specific factual information contained therein, and excluding any supplement, modification or amendment thereto made after the date hereof), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization. Each of Parent and Merger Sub (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, or to have such power or authority, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Parent Material Adverse Effect. Neither of Parent nor Merger Sub is in violation of its Constituent Documents.

Section 5.2 Authorization; Validity; Necessary Action. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The board of directors of Parent and Merger Sub have duly authorized the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby, and no other corporate action on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Parent has caused the sole stockholder of Merger Sub to approve and adopt this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, this Agreement is a valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that such enforcement may be subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) general equity principles.

Section 5.3 Consents and Approvals; No Violations.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the transactions contemplated hereby will not, (i) conflict with or violate any provisions of the Constituent Documents of Parent or Merger Sub; (ii) violate any Law or Order (assuming compliance with the matters referenced in Section 5.3(b)) applicable to Parent or Merger Sub or by which any of their respective properties or assets are bound; (iii) result (with or without notice, lapse of time or both) in any violation, default or loss of a benefit under, or a right of guaranteed payment, or permit the acceleration or termination of any obligation under or require any consent under, any Contract or permit, concession, grant, franchise, right or license, in each case whether oral or written, to which Parent or Merger Sub is a party or by which their respective properties or other assets are bound; or (iv) result in the creation or imposition of any Lien upon any properties or other assets of Parent or Merger Sub, except, in the case of clauses (ii), (iii) and (iv), as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Parent Material Adverse Effect.

(b) No clearance, consent, approval, order, license or authorization of, action by, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity is required or will be required to be made or obtained by Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for: (i) filings and other actions by Parent to comply with the HSR Act; (ii) the filing of the certificate of merger with respect to the Merger with the Delaware Secretary of State and such filings with Governmental Entities to satisfy the applicable requirements of foreign or state securities or “blue sky” Laws; (iii) such filings with and approvals as may be necessary to comply with the applicable requirements of the New York Stock Exchange; and (iv) the filing with the SEC of such other reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby (collectively, clauses (i) through (iv), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.4 Information Supplied. None of the information with respect to Parent and its Subsidiaries that Parent furnishes to the Company in writing specifically for use in the Proxy Statement, the AHD Written Consent Information Statement or the AHD Distribution Information Statement, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (a) in the case of the Proxy Statement, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Company Stockholder Meeting, (b) in the case of the AHD Written Consent Information Statement, at the time such AHD Written Consent Information Statement or any amendment or supplement thereto is first mailed to unitholders of AHD and at the consummation of the AHD Transactions and (c) in the case of the AHD Distribution Information Statement, at the time such AHD Distribution Information Statement or any amendment or supplement thereto is first mailed to stockholder of the Company and at the time of the AHD Distribution.

Section 5.5 Available Funds. Parent and Merger Sub collectively will have, as of the Closing Date, sufficient cash to consummate the Merger and the other transactions contemplated by this Agreement, and there is or will be no restriction on the use of such cash for such purpose. Parent’s and Merger Sub’s obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the Merger and the other transactions contemplated by this Agreement.

Section 5.6 Ownership and Operations of Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by a wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 5.7 Brokers. Except for Goldman, Sachs & Co., the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from Parent or Merger Sub in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.8 No Other Representations and Warranties. Parent acknowledges that, except for the representations and warranties contained in this Agreement or any Restructuring Agreement, none of the Company or any of its agents, Affiliates, officers, directors, employees, agents, representatives or any other Person, makes or shall be deemed to make any representation or warranty to Parent or Merger Sub, express or implied, at law or in equity, on behalf of the Company, and the Company and each of its Affiliates by this Agreement disclaim any such representation or warranty, whether by the Company or any of its agents, Affiliates, officers, directors, employees, agents, representatives or any other Person, notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their respective agents, Affiliates, officers, directors, employees, agents, representatives or any other Person of any documentation or other information by the Company or any of its agents, Affiliates, officers, directors, employees, agents, representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of the Business of the Company.

(a) From the date hereof until the earlier of the Effective Time and the termination of this Agreement, except as expressly contemplated by or permitted by this Agreement or the other Specified Agreements, except as set forth in Section 6.1 of the Company Disclosure Letter or as consented to in writing by Parent or except as required by applicable Law, the Company shall, and shall cause each of the Post-Restructuring Company Subsidiaries and each of the Purchased Entities to, conduct its business in all material respects in the ordinary course consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its material licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its officers and key employees and (iv) maintain its key relationships with its material lessors, customers, lenders, suppliers, contractors, joint venture parties, working interest parties and others having material business relationships with it and with Governmental Entities with jurisdiction over oil and gas-related matters; provided, however, that no action with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this Section 6.1(a) unless such action would constitute a breach of such other provision.

(b) From the date hereof until the earlier of the Effective Time and the termination of this Agreement, except as expressly contemplated or permitted by this Agreement or the other Specified Agreements, except as set forth in Section 6.1 of the Company Disclosure Letter or as consented to in writing by Parent (such consent not to be unreasonably withheld), or except as required by applicable Law, the Company shall not, nor shall it permit any of the Post-Restructuring Company Subsidiaries or any of the Purchased Entities to, directly or indirectly:

(i) amend or modify, or permit the adoption of any amendment or modification to, any of its Constituent Documents;

(ii)(A) declare, authorize, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities, other than the AHD Distribution and dividends or distributions paid to the Company or any wholly owned Company Subsidiaries by any wholly owned Company Subsidiaries, (B) split, combine or reclassify any of its Securities or propose the issuance of any Securities in respect of, in lieu of, or in substitution for shares of its Securities, or otherwise amend the terms of its Securities, (C) enter into any agreement with respect to the voting of any of its Securities, or (D)

repurchase, redeem or otherwise acquire any of its Securities or Equity Rights (except in connection with the exercise of Company Stock Options or withholding of Taxes in connection with the vesting, delivery or exercise of Company Equity Awards);

(iii) other than in connection with the AHD Sale, the AHD GP Contribution or the AHD Distribution, issue, deliver, sell, grant, transfer or subject to a Lien any of its Securities or Equity Rights, or grant to any Person any right to acquire any of its Securities or Equity Rights, or take any action to cause to be exercisable any otherwise unexercisable option, except pursuant to the exercise of Company Stock Options or warrants to purchase shares of Common Stock or the vesting of Company Equity Awards outstanding as of the date hereof and in accordance with the terms of such Equity Rights as of the date hereof or as may be granted following the date hereof in the ordinary course of business consistent with past practice (including vesting terms and conditions);

(iv) other than (A) in connection with the Laurel Mountain Acquisition or the AHD Sale, (B) purchases or acquisitions of Oil and Gas Interests in the ordinary course of business consistent with past practice, (C) purchases or acquisitions of inventory, equipment and raw materials in the ordinary course of business consistent with past practice, (D) capital expenditures in connection with the drilling of Wells, and (E) any purchase or acquisition that does not qualify under clauses (A) through (D) of this Section 6.1(b)(iv), but where the total consideration for such purchase and acquisition is less than $50 million in the aggregate, acquire or purchase any properties or assets of any Person (including any acquisition or purchase of any Person or division, business or Securities Interests of any Person);

(v) other than (A) sales of inventory in the ordinary course of business consistent with past practice, (B) pursuant to any Contract of the Company or a Company Subsidiary existing as of the date hereof and disclosed on Section 6.1(b) of the Company Disclosure Letter, (C) in connection with the plugging and abandonment of Wells in the ordinary course of business consistent with past practice, (D) transfers of properties to a Drilling Partnership as required by the Constituent Documents of such Drilling Partnership or as described in the offering documents for such Drilling Partnership, (E) in connection with the AHD Sale, the AHD GP Contribution and the AHD Distribution, (F) allowing any Oil and Gas Lease to lapse or expire according to the terms of such Oil and Gas Lease, and (G) any transfer, sales or disposition that does not qualify under clauses (A) through (F) of this Section 6.1(b)(v), but where the total consideration for such transfer, sale or disposition is less than $35 million in the aggregate, transfer, sell or dispose of, surrender, relinquish or dispose of any assets or property, including Securities;

(vi) other than in the ordinary course of business or in connection with any New Hedge Agreement, make or assume any Derivatives, including any Derivative intended to benefit from or reduce or eliminate the risk of fluctuations in the price of Hydrocarbons or other commodities;

(vii) enter into new Contracts to sell Hydrocarbons other than in the ordinary course consistent with past practice, but in no event shall any such Contract have a duration longer than six months, a volume greater than 25 MMCF per day average over the duration of the such Contract or the pricing to sell such Hydrocarbons not be based on a published market based index;

(viii)(A) engage in any exploration, development drilling, well completion or other development activities, other than in the ordinary course of business consistent with past practice, (B) materially deviate from drilling the number of Wells reflected in the Company’s drilling plan set forth in Section 6.1(b) of the Company Disclosure Letter or (C) create or incur any Production Burden on any of the Company’s, any Post-Restructuring Company Subsidiary’s or any Purchased Entity’s Oil and Gas Interests (other than any Oil and Gas Interests of (x) a Purchased Entity that are not contemplated to be transferred, directly or indirectly, to the Company or a Post-Restructuring Company Subsidiary in connection with the Restructuring Transactions or (y) the Company or a Post-Restructuring Company Subsidiary that are contemplated to be transferred, directly or indirectly, to a Pipeline Subsidiary in connection with the Restructuring Transactions), other than in the ordinary course of business consistent with past practice;

(ix) enter into commitments or agreements to license or purchase seismic data that, in the aggregate for all such commitments or agreements, will cost in excess of $30 million, other than pursuant to agreements or commitments existing on the date hereof;

(x) incur, assume or guarantee, prepay, or defease, any Indebtedness for borrowed money, except for (A) any Indebtedness among the Company and any Post-Restructuring Company Subsidiaries wholly owned by the Company, or among Post-Restructuring Company Subsidiaries wholly owned by the Company, (B) Indebtedness incurred pursuant to the Company’s existing credit facility or any payment or defeasance of any Indebtedness under the Company’s existing credit facility, in each case in the ordinary course of business and consistent with past practice or in connection with the transactions contemplated hereby and by the Restructuring Agreements, (C) transactions at the stated maturity of such Indebtedness, in accordance with the terms thereof, (D) required amortization or mandatory prepayments, in accordance with the terms of such Indebtedness and (E) Indebtedness incurred in connection with the Laurel Mountain Acquisition;

(xi) make any material investments in, or material capital contributions to, any other Person (excluding any investments in, or capital contributions to, any wholly owned Post-Restructuring Company Subsidiary by the Company or any wholly owned Post-Restructuring Company Subsidiary), other than (A) the Laurel Mountain Acquisition, (B) as required pursuant to any existing joint ventures to which the Company or any Company Subsidiary is a party and which joint venture is listed in Schedule 6.1(b)(xi) of the Company Disclosure Letter and (C) the AHD GP Contribution;

(xii) assume or guarantee, endorse or otherwise become liable or responsible for the Indebtedness for borrowed money of another Person (other than the Company or any wholly owned Post-Restructuring Company Subsidiary);

(xiii) enter into any material joint venture or material statutory partnership;

(xiv) other than any transaction permitted under Section 6.1(b)(xv) or Section 6.1(b)(xvi), engage in any transactions, agreements, arrangements or understandings with any Affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act;

(xv) except as required by the Company Benefit Plans as in effect as of the date of this Agreement, or as otherwise required by applicable Law, (A) grant any new compensation or benefit, or increase the compensation or other benefits payable or provided to its current or former directors, officers, consultants or employees or trigger the forgiveness of Indebtedness owed by any such individuals other than (I) the payment of 2010 annual bonuses (provided that such bonuses may be paid at any time after December 10, 2010, and may be paid wholly in cash, in either case in the discretion of the Company) and (II) increases in base salaries, in either case in the ordinary course of business consistent with past practice, (B) adopt any new or amend any existing employee benefit plans, programs, policies, agreements or arrangements or enter into any employment, consulting, change of control, severance, termination or retention agreement or arrangement with any Person (except for employment agreements (1) terminable on less than 30 days’ notice without penalty and (2) in connection with (x) new hires (other than officers) or (y) promotions, in each case of (x) and (y) in the ordinary course of business consistent with past practice), or (C) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any of its current or former directors, officers, consultants or employees or any of their beneficiaries (it being understood that, notwithstanding the above, the Company may (a) amend any existing Subsidiary Equity Plan and (b) adopt or enter into any new plan providing for the grant of Equity Rights of any Pipeline Subsidiary, provided that in each case of (a) and (b), (i) such Subsidiary Equity Plan or plan is not and will not be deemed to be, immediately following the Effective Time, sponsored or maintained by the Company, the Surviving Corporation, Parent or any of the Post-Restructuring Company Subsidiaries and (ii) it is expressly stated in such Subsidiary Equity Plan that none of the Company, the Surviving Corporation, Parent or any Post-Restructuring Company Subsidiary will have or could have any liability or obligation thereunder);

(xvi) hire any employees except as may be required to fill vacated and planned positions as delivered or made available to Parent prior to the date hereof or in the ordinary course of business consistent with past practice;

(xvii) [Reserved]

(xviii) compromise, settle or agree to settle any action, suit, claim, litigation, investigation or other proceeding (whether or not commenced prior to the date of this Agreement), except (A) in the case of certain actions, suits, claims, litigations, investigations or other proceedings set forth on Section 6.1(b)(xviii)(A) of the Company Disclosure Letter (“Section 6.1(b)(xviii)(A) Claims”), as set forth in Section 6.1(b)(xviii)(A) of the Company Disclosure Letter and (B) in the case of any other such actions, suits, claims, litigations, investigations or other proceedings that are not Section 6.1(b)(xviii) Claims, any such compromise, settlement or agreement to settle that does not involve a grant of injunctive relief against the Company or any of the Company Subsidiaries and any amount paid to the other party (including as reimbursement of legal fees and expenses) does not exceed the amount set forth on Section 6.1(b)(xviii)(B) of the Company Disclosure Letter;

(xix) except in the ordinary course of business consistent with past practice, (A) make, revoke or amend any material election relating to Taxes, (B) settle or compromise any material proceeding relating to Taxes, (C) enter into a written and legally binding agreement with a taxing authority relating to material Taxes, (D) file any material amended Tax Return, (E) seek or obtain any material Tax ruling, (F) fail to file any Tax Return when due, (G) waive or extend the statute of limitations in respect of Taxes (other than extensions of time to file Tax Returns), (H) except as required by Law, change any of its methods, policies or practices of reporting income or deductions for U.S. federal income tax purposes, (I) fail to make any estimated payments of Taxes when due, or (J) change any financial accounting policies or procedures or any of its accounting methods relating to Taxes;

(xx) except in the ordinary course of business consistent with past practice (A) modify or amend in any material respect, extend or terminate (excluding terminations upon expiration of the term in accordance with their terms), or waive, release, or assign any material rights or claims under any Material Contract or (B) enter into any new agreement that would have been considered a Material Contract if it were entered into at or prior to the date hereof;

(xxi) change financial accounting policies or procedures or any of its accounting methods, except for any such changes relating to Taxes, which shall be governed by Section 6.1(b)(xix), and except for any such change required by a change in GAAP, SEC rule or policy or by applicable Law, or change its system of internal accounting controls, except for any such change required by applicable Law or by SEC rule or policy;

(xxii) terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by it covering the Company or any Post-Restructuring Company Subsidiary or their respective properties which is not replaced by a comparable amount of insurance coverage and except for any such amendment or modification made in connection with the Restructuring Transactions;

(xxiii) adopt, enter into or implement a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xxiv) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN; or

(xxv) authorize, resolve, agree or commit, to do any of the foregoing.

Section 6.2 Access to Information.

(a) The Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and to its directors, officers, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives (collectively, “Representatives”), at Parent’s expense reasonable access during normal business hours on reasonable notice during the period between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement, to (A) the Company’s officers and employees and the Company and the Post-Restructuring Company Subsidiaries’ and Purchased Entities’ properties, Contracts, commitments, books and records, including for the purpose of conducting Phase I environmental site assessments, and (B) all other information in the possession of the Company or a

Company Subsidiary concerning the Company’s and the Post-Restructuring Company Subsidiaries’ business, properties, litigation matters, personnel and environmental compliance and property condition as Parent may reasonably request; provided, however, that nothing herein shall require the Company or any Company Subsidiary to disclose any information to Parent or its Representatives if such disclosure would, in the reasonable judgment of the Company, (i) violate applicable Law or the provisions of any agreement to which the Company or any Company Subsidiary is a party so long as the Company shall have used reasonable best efforts to obtain a consent to the requested disclosure under such agreements or to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to both Parent and Company (provided that any such efforts shall not obligate the Company to incur any costs or other liabilities in connection therewith) or (ii) waive any legal privilege so long as the Company shall have used its reasonable best efforts to disclose such information in a way that would not a waive such privilege. Notwithstanding the foregoing, (x) neither Parent nor any of its Representatives shall be permitted to perform any invasive procedures with respect to any property of the Company or a Company Subsidiary and (y) any access to a Pipeline Subsidiary and its Representatives and its properties, Contracts, commitments, books and records and all other information in the possession of such Pipeline Subsidiary shall be limited to the access afforded the Company or any other Company Subsidiary (other than a Pipeline Subsidiary) pursuant to any applicable Restructuring Agreement. Any investigation or request for information pursuant to this Section 6.2 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the Company and the Company Subsidiaries.

(b) Parent hereby agrees that information provided to it or its Representatives in connection with this Agreement and the transactions contemplated hereby shall be treated in accordance with the Confidentiality Agreement, dated as of February 23, 2010, as amended July 30, 2010 and August 25, 2010, between the Company and Chevron U.S.A. Inc. (the “Confidentiality Agreement”).

Section 6.3 No Solicitation.

(a) The Company shall not, nor shall it authorize or permit any of the Company Subsidiaries to, and it shall cause its and the Company Subsidiaries’ respective Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or knowingly induce, or take any other action designed to, or which would reasonably be expected to, result in the making, submission or announcement of, any proposal or offer that constitutes a Takeover Proposal, (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Takeover Proposal, (iii) other than informing Persons of the provisions contained in this Section 6.3, enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data or access to its properties with respect to, or otherwise cooperate with or take any other action to facilitate, (A) any Takeover Proposal or (B) or any proposal that by its terms requires the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement or (iv) submit to the stockholders of the Company for their approval any Takeover Proposal, or agree or publicly announce an intention to take any of the foregoing actions.

(b) The Company shall, and shall cause the Company Subsidiaries and shall cause its and the Company Subsidiaries’ Representatives to, immediately cease and cause to be terminated all existing solicitation, discussions or negotiations conducted by the Company, the Company Subsidiaries or any of its or the Company Subsidiaries’ Representatives with any Persons or their Representatives with respect to any Takeover Proposal and will request the return or destruction of all confidential information about the Company or the Company Subsidiaries provided by or on behalf of the Company or any of the Company Subsidiaries that was previously furnished to such Persons since January 1, 2010 in connection with their consideration of any Takeover Proposal to the extent that the Company or a Company Subsidiary is entitled to have such confidential information be returned or destroyed. The Company shall promptly inform its Representatives and the Representatives of all Company Subsidiaries of the obligations undertaken in this Section 6.3. The Company agrees not to, and to cause the Company Subsidiaries not to, release any third party from the standstill provisions of any agreement (or terminate, amend, modify or waive any such standstill provision of any such agreement) to which the Company or any Company Subsidiary is or may become a party, shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by seeking to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction, except, in each case, if the board of directors of the Company has determined in good faith, after consultation with its outside counsel and financial advisors, that any of the foregoing would be reasonably likely to violate the directors’ fiduciary duties under applicable Law.

(c) Notwithstanding anything to the contrary in Section 6.3(a) or Section 6.3(b), the Company may, prior to the Company Stockholder Approval, in response to a bona fide written unsolicited Takeover Proposal so long as the Company, in receiving such Takeover Proposal, has otherwise complied in all material respects with the terms of Section 6.3(a) and Section 6.3(d) with respect to such Takeover Proposal):

(1) furnish information with respect to it and the Company Subsidiaries to the Person making such Takeover Proposal and its Representatives pursuant to and in accordance with a confidentiality agreement (a copy of which shall be provided to Parent promptly after its execution) containing confidentiality restrictions that are no less restrictive to such Person than those contained in the Confidentiality Agreement are to Parent, provided that such confidentiality agreement shall not contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosure to Parent pursuant to Section 6.3(d) and Section 6.3(e), and provided further that all such information provided to such Person that is non-public has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time that it is provided to such Person; and

(2) participate in discussions or negotiations with such Person or its Representatives regarding such Takeover Proposal;

provided, in each case, prior to taking such actions referred to in Section 6.3(c)(1) or Section 6.3(c)(2) (A) the board of directors of the Company determines, in good faith, such Takeover Proposal constitutes a Superior Proposal or (B) the board of directors of the Company determines, in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Takeover Proposal would reasonably be expected to lead to a Superior Proposal.

(d) The Company shall promptly (and in any event within twenty-four (24) hours) orally and in writing notify Parent if any inquiries, proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or any of its Representatives, in each case, in connection with, or which would reasonably be expected to result in, a Takeover Proposal, which notice shall identify the name of the Person making such inquiry, proposal or offer or seeking such negotiations or discussions and, in the case of any such inquiry, proposal or offer which is a Takeover Proposal, provide the material terms and conditions of such Takeover Proposal. The Company shall (i) promptly keep Parent reasonably informed of the status and material terms and conditions of any such Takeover Proposal (including any changes to such material terms and conditions), and (ii) promptly (and in any event within twenty-four (24) hours) upon receipt or delivery thereof, provide Parent with copies of (x) all written materials provided to the Company or any of its Representatives by the Person making such Takeover Proposal or any of its Representatives that describe any material terms and conditions of such Takeover Proposal (or that describe any subsequent changes to such material terms and conditions) and (y) all drafts and final versions of agreements (including schedules and exhibits thereto) relating to any Takeover Proposal exchanged between the Company or any Company Representative, on the one hand, and the Person making such Takeover Proposal or any of its Representatives, on the other hand.

(e) Except as permitted by this Section 6.3(e), neither the board of directors of the Company nor any committee thereof shall (i) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub), or resolve to or publicly propose to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), the Company Recommendation or otherwise take any action or make any public statement in connection with the transactions contemplated by this Agreement that is inconsistent with the Company Recommendation, (ii) adopt, approve, endorse or recommend, or resolve to or publicly propose to adopt, approve, endorse or recommend, any Takeover Proposal (any of the foregoing actions in clauses (i) and (ii), a “Change in Recommendation”) (it being agreed that a “stop, look and listen” communication by the board of directors of the Company to the stockholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act shall not constitute a Change in Recommendation) or (iii)

adopt, approve, endorse or recommend, or resolve to or publicly propose to adopt, approve, endorse or recommend, or allow the Company or any Company Subsidiaries to execute or enter into, any binding or non-binding letter of intent, option, joint venture, partnership or other arrangement or understanding in connection with any Takeover Proposal (other than confidentiality agreements permitted under Section 6.3(c) pursuant to and in accordance with the limitations set forth therein). Notwithstanding the foregoing, the board of directors of the Company may, prior to the Company Stockholder Approval, make a Change in Recommendation (a) if an event, fact, development or occurrence that is unknown to the Company’s board of directors as of the date of this Agreement becomes known to the board of directors of the Company if the board of directors of the Company has determined in good faith, after consultation with its outside counsel and financial advisors, that the failure to make a Change in Recommendation would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law or (b) in response to a Superior Proposal received by the Company after the date of this Agreement that was not provided as a result of any violation by the Company of its obligations under this Section 6.3 and, in response to such Superior Proposal, if the board of directors of the Company determines to accept such Superior Proposal, cause the Company to terminate this Agreement pursuant to Section 8.1(d)(ii) and, immediately after such termination, enter into a definitive agreement with respect to such Superior Proposal, subject to satisfaction of its obligations under Section 8.3; provided, however, that the board of directors of the Company shall not be entitled to effect a Change in Recommendation or exercise its right to terminate this Agreement pursuant to Section 8.1(d)(ii) until 11:59 p.m., New York time, on the fourth Business Day following delivery of written notice to Parent (a “Section 6.3(e) Notice”) from the Company advising Parent that the board of directors of the Company intends to take such action, including, in the event that the board of directors shall be effecting a Change in Recommendation or exercising its right to terminate this Agreement as a result of a Superior Proposal, a description of the material terms and conditions of any Superior Proposal and a copy of the proposed transaction agreement for any such Superior Proposal in the form to be entered into (it being understood and agreed that, in the event of an amendment to the financial terms or other material terms of such Superior Proposal, the board of directors of the Company shall not be entitled to exercise such right based on such Superior Proposal, as so amended, until 11:59 p.m., New York time, on the second Business Day following delivery of written notice to Parent of a Section 6.3(e) Notice with respect to such Superior Proposal as so amended). In determining whether to terminate this Agreement in response to a Superior Proposal or to make a Change in Recommendation, the board of directors of the Company shall take into account any proposals made by Parent to amend the terms of the Merger, this Agreement and the Restructuring Transactions or Restructuring Agreements, and the Company shall, and shall cause the Company’s financial advisor and legal counsel to negotiate in good faith with Parent regarding any such proposals.

(f) Nothing contained in this Agreement shall prohibit the Company or the board of directors of the Company from disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided, however, that (i) in no event shall this Section 6.3(f) (1) affect the obligations of the Company specified in Section 6.3(a)(ii) and Section 6.3(d) or (2) permit the Company to make a Change in Recommendation without complying with Section 6.3(e) and (ii) any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the board of directors of the Company with respect to this Agreement or a Takeover Proposal shall be deemed to be a Change in Recommendation unless the board of directors of the Company in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the board of directors of the Company, without disclosing any Change in Recommendation.

Section 6.4 Proxy Statement; Company Stockholder Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement (and in no event later than twenty (20) Business Days after the date of this Agreement), the Company shall, with the cooperation of Parent, prepare and file the preliminary Proxy Statement with the SEC; provided that the Company shall not be in breach of this Agreement in the event that a delay in the filing of the preliminary Proxy Statement with the SEC shall have resulted from Parent’s failure to supply the Company with any information to be included in the Proxy Statement. Parent shall reasonably cooperate with the Company in the preparation of the Proxy Statement, including by providing the Company with any information regarding Parent or Merger Sub that is reasonably required to be included in the Proxy Statement. The Company shall use its reasonable best efforts to respond to any comments of the SEC or its staff, to clear the preliminary Proxy Statement with the SEC as promptly as practicable after filing and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or comments thereon and responses thereto or requests by the SEC or its staff for additional information. The Company will promptly provide Parent with copies of all correspondence between the Company (or its Representatives) and the SEC (or its staff) regarding the Proxy Statement or the Merger. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Proxy Statement will be made by the Company, without providing Parent and Merger Sub a reasonable opportunity to review and comment thereon (and the Company shall give reasonable consideration to all reasonable comments suggested by Parent, Merger Sub or their counsel). If at any time prior to the Company Stockholder Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall as promptly as reasonably practicable prepare and mail to its stockholders such an amendment or supplement.

(b) As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, the Company, acting through the board of directors of the Company, shall (i) take all lawful action necessary to duly call, give notice of, convene and hold a Company Stockholder Meeting for the purpose of obtaining the Company Stockholder Approval and not postpone or adjourn the Company Stockholder Meeting except to the extent required by applicable Law or to the extent the board of directors of the Company or any committee thereof reasonably believes that such postponement or adjournment is consistent with its fiduciary duties under applicable Law and (ii) subject to the right of the board of directors of the Company to effect a Change in Recommendation pursuant to Section 6.3(e), use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby.

Section 6.5 Employees and Employee Benefits.

(a) Following the Effective Time, and for the shorter of the one (1) year period following the Effective Time or until the termination of employment of the applicable Assumed Employee with Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, Parent shall provide or shall cause the Surviving Corporation to provide base salary to each such Assumed Employee no less than the base salary of such Assumed Employee immediately prior to the Effective Time (as set forth on Section 6.5(a) of the Company Disclosure Letter). In addition, Parent shall provide or shall cause the Surviving Corporation to provide to each Assumed Employee remaining employed with Parent, the Surviving Corporation or any of their Subsidiaries or respective Affiliates an annual bonus in respect of the calendar year which includes the Effective Time, payable on the scheduled annual bonus payment date in respect of such calendar year of Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, as applicable, in an amount no less than the annual bonus paid to such Assumed Employee by the Company or any of its Subsidiaries in respect of calendar year 2009; provided that, in the case of any Assumed Employee who did not receive a bonus for calendar year 2009 by reason of not being an employee of the Company or any of its Subsidiaries or Affiliates at the time necessary in order to be eligible to receive such a bonus, such Assumed Employee’s bonus for the calendar year that includes the Effective Time shall be in an amount no less than the annual bonus paid to similarly situated Assumed Employees in respect of calendar year 2009. Further, following the Effective Time, and for the shorter of the one (1) year period following the Effective or until the termination of employment of the applicable Assumed Employee with Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, Parent shall provide or shall cause the Surviving Corporation to provide, to all Assumed Employees, employee benefits that are no less favorable in the aggregate (other than de minimis deviations) than those in effect on the date hereof for such Assumed Employees under the Company Benefit Plans, excluding for this purpose, any base salary, short-term incentive compensation, bonus, equity, equity-related or sabbatical plan, program, policy, agreement or arrangement. Following the Effective Time, each Assumed Employee shall receive service credit to the extent credited under the Company Benefit Plans prior to the Effective Time for purposes of determining eligibility to participate and vesting (but, except with respect to any vacation, severance, termination pay, savings or profit-sharing plan, not for any other purpose including benefit accrual or determination of levels of benefits purposes) for the same purposes under comparable employee benefit plans of Parent and the Surviving Corporation in which such employees participate following the Effective Time. Notwithstanding the foregoing, none of the provisions contained herein shall operate to require coverage of any Assumed Employee under any benefit plan of Parent or any Subsidiary thereof or to duplicate any benefit provided to, or service credited on behalf of, any Assumed Employee. Solely to the extent permitted under the applicable plan or contract of Parent or any applicable Subsidiary thereof in which Assumed Employees participate following the Effective Time, or as otherwise required under applicable Law, Parent and the Surviving Corporation will cause all (i) pre-existing condition exclusions for all Assumed Employees and their covered dependents as of the Closing to be waived to the extent that such exclusions were inapplicable under a comparable Company Benefit Plan as of the Effective Time and (ii) waiting periods under each plan that would otherwise be applicable to newly hired employees to be waived to the same extent waived or satisfied under the Company Benefit Plans as of the Effective Time. In addition, Parent and the Surviving Corporation will honor or cause to be honored any expenditures incurred by Assumed Employees and their covered dependents during the applicable plan year that includes the Effective Time which were included in satisfying the deductible, co-payment and out-of-pocket maximums under the Company Benefit Plans in which such Assumed Employees participated immediately prior to the Effective Time in satisfying any deductibles, co-payments or out-of-pocket maximums under any plans of Parent or the Surviving Corporation in which they are eligible to participate after the Effective Time for the applicable plan year that includes the Effective Time.

(b) Nothing herein shall be deemed to be a guarantee of employment for any Assumed Employee or any other employee of the Surviving Corporation or any of its Subsidiaries, or to restrict the right of the Surviving Corporation, Parent or any of their respective Subsidiaries to terminate or cause to be terminated any employee at any time for any or no reason with or without notice. Notwithstanding the foregoing provisions of this Section 6.5, nothing contained herein, whether expressed or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan or any Parent or Surviving Corporation plan or any other employee benefit plan, program, policy or arrangement or the establishment of any employee benefit plan, program, policy or arrangement or (ii) shall limit the right of Parent or the Surviving Corporation or any of their respective Subsidiaries to amend, terminate or otherwise modify (or cause to be amended, terminated or otherwise modified) any Company Benefit Plan, Parent or Surviving Corporation plan or any other employee benefit plan, program, policy or arrangement following the Effective Time to the extent otherwise allowed under the terms of such plan, program, policy or arrangement. All provisions contained in this Section 6.5 are included for the sole benefit of Parent, Merger Sub, the Company, the Surviving Corporation and their respective successors and permitted assigns, and nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any Assumed Employee or any current employee or Former Employee or director or any participant in any employee benefit plan, program, policy, agreement or arrangement (or any dependent or beneficiary thereof) of Parent, the Company or the Surviving Corporation or any of their respective Subsidiaries, (ii) to continued employment with Parent, the Company, the Surviving Corporation, or any of their respective Subsidiaries or (iii) to continued participation in any employee benefit plan, program or arrangement.

(c) The Parties agree that from and following the Closing, neither Parent, the Company, the Surviving Corporation nor any of their respective Subsidiaries, including the Post-Restructuring Company Subsidiaries, shall, except as provided in the Transition Services Agreement and the Employee Matters Agreement, have any obligation or liability whatsoever with respect to any benefit or compensation plan, program, agreement or arrangement that is maintained, sponsored or contributed to by any of the Pipeline Subsidiaries or the Purchased Entities or under which the Pipeline Employees are or could be entitled to benefits or compensation.

(d) Effective as of immediately prior to and contingent upon the occurrence of the Closing, each of the Company and the Post-Restructuring Company Subsidiaries shall terminate any and all Company Benefit Plans of the Company and the Post-Restructuring Company Subsidiaries intended to qualify under section 401(a) of the Code (each a “Qualified Retirement Plan”) unless (i) Parent provides written notice to the Company that any such Qualified Retirement Plan shall not be terminated or (ii) such Qualified Retirement Plan is transferred to one of the Pipeline Subsidiaries prior to the Effective Time. Unless Parent provides such written notice to the Company prior to the Closing, the Company shall provide Parent with evidence that such Qualified Retirement Plan(s) have been or will be terminated effective as of immediately prior to and contingent upon the occurrence of the Closing, pursuant to resolutions of the board of directors of the Company or the Post-Restructuring Company Subsidiaries, as the case may be. Parent shall take all steps necessary to permit each Assumed Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from each Qualified Retirement Plan, if any, to roll such eligible rollover distribution as part of any lump sum distribution to the extent permitted by each Qualified Retirement Plan into an account under a qualified retirement plan maintained by Parent (“Parent’s Qualified Retirement Plan”), to the extent permitted by Parent’s Qualified Retirement Plan.

Section 6.6 Public Announcements. The Company and Parent will consult with and provide each other the reasonable opportunity to review upon any press release or other public announcement prior to the issuance of such press release or other public announcement relating to this Agreement or the transactions contemplated herein, and shall not issue any such press release or other public announcement prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange and only after as much advance notice to the other as is practicable under the circumstances.

Section 6.7 Indemnification and Insurance.

(a) All rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company or any Company Subsidiary, as provided in the Constituent Documents of the Company, any Post-Restructuring Company Subsidiary or any Purchased Entity or in any agreement with the Company, any Post-Restructuring Company Subsidiary or any Purchased Entity, shall survive the Merger and shall continue in full force and effect in accordance with their terms. From and after the Effective Time, the Surviving Corporation shall pay, perform and discharge, in accordance with their respective terms, the Company’s, a Post-Restructuring Company Subsidiary’s or a Purchased Entity’s obligations with respect to such rights to exculpation, indemnification and advancement of expenses.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation to obtain and fully pay for “tail” prepaid insurance policies with a claim period of six (6) years from and after the Effective Time from an insurance carrier believed to be sound and reputable with respect to directors’ and officers’ liability insurance and fiduciary insurance (collectively, “D&O Insurance”), for the Company’s and the Company Subsidiaries’ current and former directors and officers (other than any current or former director and officer of APL or its Subsidiaries), but only as to such Persons’ status as a director or officer with the Company or a Company Subsidiary (other than APL or its Subsidiaries) and only for facts or events that occurred at or prior to the Effective Time, which D&O Insurance (i) shall not have an annual premium in excess of 250% of the last annual premium paid by the Company (which annual premium is set forth on Section 6.7(b) of the Company Disclosure Letter, the “Maximum Premium”) prior to the date hereof for its existing D&O Insurance, (ii) has terms, conditions, retentions and limits of coverage at least as favorable as the Company’s existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the Restructuring Agreements and consummation of the transaction contemplated hereby and thereby); provided, however, that if terms, conditions, retentions and limits of coverage at least as favorable as the Company’s existing D&O Insurance cannot be obtained or can be obtained only by paying an annual premium in excess of the Maximum Premium, Parent shall only be required to obtain as much similar insurance as is reasonably practicable for an annual premium equal to the Maximum Premium and (iii) Parent shall, and shall cause the Surviving Corporation after the Effective Time, to maintain such policies in full force and effect, for its full six (6) year term, and to continue to honor its respective obligations thereunder. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” prepaid insurance as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, for a period of six (6) years from and after the Effective Time for the Company’s and the Company Subsidiaries’ current and former directors and officers (other than any current or former director and officer of APL or its Subsidiaries), but only as to such Persons’ status as a director or officer with the Company or a Company Subsidiary (other than APL or its Subsidiaries) and only for facts or events that occurred at or prior to the Effective Time, the D&O Insurance, which D&O Insurance (i) shall not have an annual premium in excess of the Maximum Premium, (ii) has terms, conditions, retentions and limits of coverage at least as favorable as the Company’s existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the Restructuring Agreements and consummation of the transaction contemplated hereby and thereby); provided, however, that if terms, conditions, retentions and limits of coverage at least as favorable as the Company’s existing D&O Insurance cannot be obtained or can be obtained only by paying an annual premium in excess of the Maximum Premium,

Parent shall only be required to obtain as much similar insurance as is reasonably practicable for an annual premium equal to the Maximum Premium and (iii) Parent shall, and shall cause the Surviving Corporation after the Effective Time, to maintain such policies in full force and effect, for its full six (6) year term, and to continue to honor its respective obligations thereunder.

(c) The obligations of Parent and Surviving Corporation under this Section 6.7 shall not be terminated, amended or modified in any manner so as to materially and adversely affect any Person (including such Person’s successors, heirs and legal representatives) entitled to indemnification or insurance coverage as provided in Section 6.7(a) and Section 6.7(b) without the consent of such affected Person (it being expressly agreed that the Persons to whom this Section 6.7 applies shall be third-party beneficiaries of this Section 6.7, and this Section 6.7 shall be enforceable by such Persons and their respective successors, heirs and legal representatives and shall be binding on all successors and permitted assigns of Parent and the Surviving Corporation).

(d) If Parent or any of its successors or permitted assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and permitted assigns of Parent shall assume all of the obligations set forth in this Section 6.7. Parent shall ensure that for the term of any indemnification obligation set forth in Section 6.7(a) that the net worth of the Company on a consolidated basis shall not be less than the net worth of the Company on a consolidated basis (excluding the Pipeline Subsidiaries) immediately prior to the Effective Time.

(e) The rights of the Person entitled to indemnification or insurance coverage as provided in Section 6.7(a) and Section 6.7(b) shall be in addition to any rights such Persons may have under the certificate of incorporation or bylaws of the Surviving Corporation or any of its Subsidiaries, or under any applicable Contracts or Laws.

Section 6.8 Further Action; Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties hereto shall use its reasonable best efforts to take as promptly as practicable, or cause to be taken, all actions, and to do as promptly as practicable, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger, the Restructuring Transactions and the other transactions contemplated by this Agreement and the Restructuring Agreements, including (i) the obtaining of all necessary actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (ii) the obtaining of all necessary consents, approvals or waivers from third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, any Restructuring Agreement or the consummation of the transactions contemplated by this Agreement and the Restructuring Agreements; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and the Restructuring Agreements.

(b) Without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than a reasonable period of time prior to any applicable deadline, provide any information reasonably requested by the other Party in order to make their respective filings or applications; (ii) promptly, and in no event later than fifteen (15) Business Days after the date hereof, make their respective filings or applications, and thereafter make any other required submissions, including responses to requests for additional information or documentary detail, under the HSR Act; (iii) subject to clause (ii) above, use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or actions, nonactions, consents, permits, authorizations, waivers, expirations or terminations of waiting periods, clearances or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the Restructuring Agreements and the consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings, including any amendments or supplements thereto, and timely seeking all such consents, permits, authorizations or approvals; (iv) use reasonable best efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby and thereby; (v) supply as promptly as practicable such information or documentation that may be requested by any Governmental Entity in connection with this Agreement, the Restructuring Agreements and the transactions contemplated hereby and thereby; and (vi) refrain from taking or causing to be taken any action that would reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated hereby and thereby.

(c) Subject to applicable legal limitations, the Company and Parent shall promptly notify the other of the status of matters relating to the completion of the transactions contemplated by this Agreement and the Restructuring Agreements, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent (or their respective Representatives), as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. Parent and the Company shall reasonably cooperate in a manner consistent with the terms of this Agreement with respect to any communications, meetings or proceedings with any Governmental Entity in connection with obtaining all consents, approvals or actions of any Governmental Entity (including those required under Regulatory Law) to consummate and make effective the Merger and the transactions contemplated by this Agreement, and each of Parent and the Company shall afford counsel for the other a reasonable opportunity to participate in all communications, meetings or proceedings with any Governmental Entity in connection therewith.

(d) If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement and the Restructuring Agreements, each of the Company and Parent shall cooperate in all respects with the other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and the Restructuring Agreements.

(e) Nothing contained in this Agreement shall be deemed to require Parent or Merger Sub to litigate or agree to litigate or continue to litigate any action or proceeding at any time following the termination of this Agreement.

Section 6.9 Restructuring Transactions.

(a) Laurel Mountain Acquisition. Prior to the Effective Time, the Company shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Laurel Mountain Acquisition and the other transactions contemplated by the Laurel Mountain Purchase Agreement, in coordination with the Closing.

(b)	AHD Transactions.

(i) General. Prior to the Effective Time, the Company shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the AHD Transactions and the other transactions contemplated by the AHD Transaction Agreement, in coordination with the Closing.

(ii) Receipt of Estimated Cash Amount. Prior to the Company’s delivery of the Estimated Cash Amount Statement to AHD as contemplated by Section 2.12(a) of the AHD Transaction Agreement, the Company shall provide such statement to Parent with appropriate supporting schedules and detail, and shall consider in good faith any reasonable comments to such Estimated Cash Amount Statement provided by Parent.

(iii) Purchased Entities’ Restructuring; Oil and Gas Curative Matters; MLP Status. In connection with any actions related to the restructuring of the assets and liabilities of the Purchased Entities as contemplated by Section 2.6 of the AHD Transaction Agreement or any

actions related to oil and gas curative matters contemplated by Section 7.9 of the AHD Transaction Agreement, the Company shall consult with Parent and consider in good faith any reasonable comments that Parent provides to the Company for either the restructuring or oil and gas curative matters. The Company agrees not to grant any consent requested of it pursuant to Section 2.14 of the AHD Transaction Agreement without the prior written consent of Parent, such consent not to be unreasonably withheld or delayed.

(iv) Substitution of AHD Common Units for Cash Consideration; Parent Option to Provide Financing. The Company shall provide written notice to Parent at least five (5) Business Days prior to taking any action described in Section 2.10(b) of the AHD Transaction Agreement. Parent may, within three (3) Business Days of receipt of such notice, provide written notice to the Company that Parent elects to require the Company to make the election described in Section 2.10(b)(ii) of the AHD Transaction Agreement, in which case the Company shall make such election under the AHD Transaction Agreement to require AHD to accept the financing from Parent. In the event that Parent does not provide written notice to the Company in accordance with the preceding sentence or provides written notice to the Company within such three (3) Business-Day period that Parent is not providing the financing pursuant to Section 2.10(b)(ii) of the AHD Transaction Agreement, then, the Company shall not make such election, and the Company may make the election described in Section 2.10(b)(i) of the AHD Transaction Agreement to substitute AHD common units for the cash consideration payable in the AHD Sale, and, in the event of such substitution, the Merger Consideration shall be $37.94.

(c) Modifications of Restructuring Agreements. Without the prior written consent of Parent, neither the Company nor any Company Subsidiary (other than any Pipeline Subsidiary) shall (i) waive any breach of any representation or warranty contained in any Restructuring Agreement if the breach of such representation or warranty has had or would reasonably be expected to have, individually or in the aggregate, with all other breaches of representations and warranties contained in such Restructuring Agreement, a Company Material Adverse Effect or (ii) amend or waive any other provision of any Restructuring Agreement in any way materially adverse to the Company, and, in either case, Section 13.15 of the AHD Transaction Agreement shall in no way be construed as allowing the Company to amend such AHD Transaction Agreement without Parent’s prior written consent as set forth in this Section 6.9(c). In the event the Company or any Company Subsidiary is requested to amend or waive any provision of any Restructuring Agreement, the Company shall promptly provide Parent with written notice of such request.

(d) Parent Financing. Immediately prior to the Closing Date, Parent shall lend to the Company or its designated Subsidiary (i) an amount in cash equal to $623,000,000 (of which $403,000,000 shall be used to complete the Laurel Mountain

Acquisition and $220,000,000 shall be used by the Company to purchase the AHD common units received by ATN in the AHD Sale) or (ii) in the event that the Existing Change of Control Notes shall have been satisfied and discharged, defeased or otherwise retired and cease to exist, an amount of cash equal to $403,000,000, all of which shall be used to complete the Laurel Mountain Acquisition.

Section 6.10 Notification of Certain Matters. The Company and Parent shall promptly notify each other of each of the following, to the extent known by such Party: (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would cause or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII to not be satisfied in any material respect (or for satisfaction to be materially delayed) at any time from the date hereof to the earlier of the Effective Time and the termination of this Agreement, (ii) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would cause or is reasonably likely to result in any of the conditions to any of the Restructuring Transactions set forth in the Restructuring Agreements to not be satisfied in any material respect (or for satisfaction to be materially delayed) at any time from the date hereof to the Effective Time, (iii) any material failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder prior to the Closing and (iv) any material failure of any party to any Restructuring Agreement to comply with or satisfy any covenant or agreement to be complied with or satisfied by such party under any Restructuring Agreement prior to the Closing; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice or the representations and warranties of the Parties or the conditions to the obligations of the Parties hereto.

Section 6.11 Transaction Litigation. Subject to any fiduciary duties of the board of directors of the Company or any of its Subsidiaries, the Company shall consult with Parent in the Company’s defense or settlement of any stockholder litigation (other than any litigation or settlement where the interests of the Company or any of its Affiliates are adverse to those of Parent, Merger Sub or any of their respective Affiliates) against the Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement or the Restructuring Agreements.

Section 6.12 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, Merger Sub and Parent and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 6.13 Actions with Respect to Existing Change of Control Notes.

(a) Subject to Sections 6.13(b) and 6.13(c), and to Parent providing the funds by way of the loan described in this paragraph, at Parent’s written request, the Company shall cause the Company Subsidiaries party to the Company Indentures to use reasonable best efforts to promptly take all actions necessary to effect either (as specified by Parent) the satisfaction and discharge or the defeasance of the Company Indentures with respect to the outstanding debt securities issued thereunder, which satisfaction and discharge or defeasance shall be effected immediately prior to the Restructuring Transactions. In connection with such satisfaction and discharge or defeasance, the Company shall, subject to Section 6.13(b), cause such Company Subsidiaries to (i) deposit in trust all required funds or U.S. Government Obligations with respect to such satisfaction and discharge or defeasance and give appropriate instructions to the Trustee to apply the deposit toward the payment of the applicable debt securities upon redemption, (ii) pay or cause to be paid all other sums due and payable pursuant to the Company Indentures, and (iii) use reasonable best efforts to deliver to the trustees under the Company Indentures such “Officer’s Certificates,” “Opinions of Counsel,” and accountants’ certificates and opinions as may be necessary to satisfy all conditions precedent to such satisfaction and discharge or defeasance under the Company Indentures, in each case only if and to the extent reasonably deliverable under the facts and circumstances then prevailing. At Parent’s written request, the Company also shall use reasonable best efforts to cause such Company Subsidiaries to take such actions as are necessary under the Company Indentures to call for redemption all such debt securities on such date as shall be specified by Parent, including providing notice of such redemption to the trustee under each Company Indenture and mailing notice of redemption to the holders of such debt securities at such time as shall be specified by Parent. Parent shall, or shall cause one of its Subsidiaries to, loan to such Company Subsidiaries all amounts necessary to fund the payments and deposits referred to in this Section 6.13(a), such loan to be on terms reasonably satisfactory to Parent and the Company. In no event shall the Company or such Company Subsidiaries be obligated to make any such payments or deposits in connection with such satisfaction and discharge or defeasance or to take any irrevocable action in connection with the redemption of such debt securities unless the applicable Company Subsidiary has received or will concurrently receive the proceeds of such loan. Notwithstanding the foregoing, neither the Company nor any Company Subsidiary shall be required to take any irrevocable action pursuant to this paragraph prior to the Closing Date.

(b) Any provision of Article VII notwithstanding, neither compliance by the Company or any Company Subsidiary with Section 6.13(a) nor the satisfaction and discharge or defeasance as contemplated by Section 6.13(a) shall be a condition to Parent’s obligation to consummate the Merger or the transactions contemplated hereby.

(c) Parent shall promptly, upon request by the Company, reimburse the Company for all documented reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of the Company Subsidiaries in connection with the cooperation of the Company and the Company Subsidiaries contemplated by this Section 6.13. Without duplication of any amounts reimbursed by Parent pursuant to the immediately foregoing sentence, Parent shall indemnify and hold harmless the Company, its Affiliates and their respective officers, advisors and Representatives from and against any and all losses, damages, claims, costs, expenses, interests, awards, judgments and penalties suffered or incurred by any of them of any type in connection with the satisfaction and discharge or defeasance as contemplated by Section 6.13(a)to the fullest extent permitted by applicable Law.

Section 6.14 Appointment and Resignation of Directors. The Company agrees that (a) at least a majority of the board of directors of the Company immediately prior to the Effective Time, who shall be Incumbent Atlas Parent Directors shall appoint the directors of Merger Sub to the board of directors of the Company as of the Effective Time and (b) the board of directors of the Company immediately prior to the Effective Time shall resign as of the Effective Time.

Section 6.15 Oil and Gas Lease Curative Matters. Upon reasonable request by Parent, the Company shall use commercially reasonable efforts to take, or cause to be taken, curative action (including the preparation and execution of correction assignments and the filing and recording thereof) in order to help ensure that, at the Effective Time, the title to the Oil and Gas Leases set forth on Section 4.14(e) of the Company Disclosure Letter (other than those Oil and Gas Leases or the interests in such Oil and Gas Leases of (i) a Purchased Entity that is not contemplated to be transferred, directly or indirectly, to the Company or a Post-Restructuring Company Subsidiary in connection with the Restructuring Transactions or (ii) the Company or a Post-Restructuring Company Subsidiary that is contemplated to be transferred, directly or indirectly, to a Pipeline Subsidiary in connection with the Restructuring Transactions) is distinctly discernable between the Company or a Post-Restructuring Company Subsidiary and the interests of the Drilling Partnerships. Any other provision of this Agreement notwithstanding, the Parties agree that the failure of such title to be so discernable at of the Effective Time, notwithstanding the use of such efforts by the Company, shall not cause or be deemed to cause any condition to Parent’s obligation to consummate the Merger or the transactions contemplated hereby not to be satisfied.

Section 6.16 Pennsylvania Operating Entity. The Company shall ensure that at least one Post-Restructuring Company Subsidiary holds all permits issued by the Pennsylvania Bureau of Oil and Gas Management and any other applicable Governmental Entity and all material performance, surety and road bonds that, in each case, are necessary for the Company and the Post-Restructuring Company Subsidiaries to continue their business in Pennsylvania after the Closing in substantially the same manner as such business is currently conducted.

Section 6.17 Assignment of Patent Rights. Prior to the Effective Time, the Company shall use commercially reasonable efforts to cause Atlas Energy Resources, LLC and/or other of its Affiliates, as applicable, to assign to the Company the entire right, title, and interest in United States Provisional Patent application 61/368,425 entitled “PROCESS FOR REUSING FLOW BACK AND PRODUCED WATER IN MARCELLUS SHALE DRILLING” and filed on July 28, 2010, and all inventions and improvements described and disclosed therein (the “425 Patent Application”), including by using commercially reasonable efforts to cause all inventors of such inventions and improvements, including all named inventors on the 425 Patent Application, to execute written assignments, in a form effective for recording and perfecting such assignment in the United States Patent and Trademark Office, of their entire right title and interest in and to the 425 Patent Application to Atlas Energy Resources, LLC or one of such other applicable Affiliates thereof. Any other provision of this Agreement notwithstanding, the Parties agree that the failure to assign any or all right, title ,and interest of the 425 Patent Application to the Company prior to the Effective Time, notwithstanding the use of such efforts by the Company, shall not cause or be deemed to cause any condition to Parent’s obligation to consummate the Merger or the transactions contemplated hereby not to be satisfied.

Section 6.18 Pay-off of Revolving Credit Agreement. Prior to the Closing, the Company shall obtain from the administrative agent under the Revolving Credit Agreement, as amended, dated as of June 29, 2007, among Atlas Energy Operating Company, LLC, its Subsidiaries, J.P. Morgan Chase Bank, N.A., as Administrative Agent and the other lenders signatory thereto (the “Revolving Credit Agreement”) a pay-off letter in the Administrative Agent’s customary form or otherwise in form reasonably satisfactory to Parent, evidencing the amount (the “Pay-off Amount”) necessary to pay-off, at the Closing, all existing Indebtedness and other obligations under the Revolving Credit Agreement. Immediately prior to the Closing, Parent shall, or shall cause one of its Subsidiaries to, (i) pay, on behalf of Atlas Energy Operating Company, LLC, the Pay-off Amount to an account or accounts designated by the agent bank under the Revolving Credit Agreement, and (ii) provide, on behalf of Atlas Energy Operating Company, LLC, such other funds or backstop letters of credit as may be necessary to satisfy the conditions precedent to termination of the Revolving Credit Agreement under the pay-off letter, such payments and provisions to be loans to, or otherwise for the account of, Atlas Energy Operating Company, LLC on terms reasonably satisfactory to Parent and the Company.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, if permissible under applicable Law) of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Injunctions/No Illegality. No Governmental Entity of competent jurisdiction shall have issued or promulgated an Order or taken any other action enjoining or otherwise preventing the consummation of the Merger. No applicable Law shall have been enacted, entered, enforced, issued or put in effect that prohibits or makes illegal the consummation of the Merger.

(c) HSR Act. All applicable waiting periods under the HSR Act shall have expired or been terminated, or all applicable approvals shall have been obtained under the HSR Act.

(d) Restructuring Transactions. The Restructuring Transactions shall have been consummated in compliance in all material respects with the terms and conditions set forth in the Restructuring Agreements (after giving effect to any amendments thereof or waivers with respect thereto made without contravention of Section 6.9(c)), and, in the case of the AHD Promissory Note, AHD shall have paid all amounts outstanding on such AHD Promissory Note.

Section 7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following further conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Section 4.10(b) shall be true and correct as of the Closing Date; (ii) the representations and warranties of the Company set forth in Section 4.3(a) and Section 4.3(b) shall be true and correct (except for any de minimis inaccuracy) as of the date hereof and as of the Closing Date (except to the extent expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date); and (iii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date (except to the extent expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date), unless, in the case of this clause (iii), the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect (it being understood that, for the purposes of determining the accuracy of such representations and warranties in the context of this clause (iii), all materiality and Company Material Adverse Effect qualifications contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Closing.

(c) Officers’ Certificate. The Company shall have delivered to Parent a certificate executed on behalf of the Company by an executive officer of the Company, certifying that each of the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(d) has been satisfied.

(d) No Specified Change of Control. There shall not have been a “Specified Change of Control” (as defined in the Participation and Development Agreement).

Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct as of the date hereof and as of the Closing Date (except to the extent expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date), unless the failure of the representations and warranties to be true and correct, individually or in the aggregate with all other such failures, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect (it being understood that, for the purposes of determining the accuracy of such representations and warranties, all qualifications as to materiality and Parent Material Adverse Effect contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall each have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Closing.

(c) Officers’ Certificate. Parent and Merger Sub shall have delivered to the Company a certificate executed on behalf of Parent by an executive officer of Parent, certifying that each of the conditions specified in Section 7.3(a) and Section 7.3(b) has been satisfied.

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as applicable, to be satisfied to excuse performance by such Party of its obligations under this Agreement if such failure was caused by such Party’s failure to act in good faith and in compliance with its obligations under the terms of this Agreement and the Restructuring Agreements.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company, by action of each of their respective board of directors; or

(b) by either the Company or Parent:

(i) if (A) the Merger shall not have been consummated on or before September 30, 2011 (the “Outside Date”); provided that if by the Outside Date, the consummation of the transactions contemplated by the AHD Transaction Agreement shall not have occurred due to the failure of AHD to obtain financing, the Outside Date may be extended for one period of up to 90 days by either the Company or Parent, in its discretion (in which case any references to the Outside Date herein shall mean the Outside Date as extended) and (B) the Party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not have breached its obligations in any material respect under this Agreement or the Restructuring Agreements in any manner that shall have proximately caused or resulted in the failure of the Merger or the Restructuring Transactions to have been consummated by such date;

(ii) if an Order shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and non-appealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have complied with its obligations pursuant to Section 6.8 with respect to such Order; or

(iii) if at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained.

(c)	by Parent:

(i) if (A) (x) any of the representations or warranties of the Company herein shall be untrue or inaccurate on the date of this Agreement or shall thereafter become untrue or inaccurate, or (y) the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement or the Restructuring Agreements, in each case such that any condition set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied; and (B) such untruth, inaccuracy, breach or failure to perform is not curable by the Outside Date or, if curable and the untruth, inaccuracy, breach or failure of perform is a breach or failure by the Company to perform any covenants or agreements set forth in this Agreement or the Restructuring Agreements, the Company shall not have, in good faith, within ten (10) calendar days after written notice of the breach or failure to perform from Parent, begun to diligently pursue such cure; or

(ii) if, after the date hereof, the board of directors of the Company or any committee thereof has effected a Change in Recommendation.

(d)	by the Company:

(i) if (A) (x) any of the representations or warranties of Parent or Merger Sub herein shall be untrue or inaccurate on the date of this Agreement or shall thereafter become untrue or inaccurate, or (y) Parent or Merger Sub shall have breached or failed to perform any of their respective covenants or agreements set forth in this Agreement, in each case such that any condition set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied, and (B) such untruth, inaccuracy, breach or failure to perform is not curable by the Outside Date or, if curable and the untruth, inaccuracy, breach or failure of perform is a breach or failure by Parent or Merger Sub to perform any covenants or agreements set forth in this Agreement, Parent or Merger Sub shall not have, in good faith, within ten (10) calendar days after written notice of the breach or failure to perform from the Company, begun to diligently pursue such cure; or

(ii) if the board of directors of the Company determines to accept a Superior Proposal, provided that the Company has complied in all material respects with Section 6.3 and concurrently with such termination pays the Termination Fee to Parent in accordance with the procedures and within the time periods set forth in Section 8.3.

The Party desiring to terminate this Agreement pursuant to this Section 8.1 shall give notice of such termination and the provisions of this Section 8.1 being relied on to terminate this Agreement to the other Parties.

Section 8.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the Parties hereunder shall terminate (except for the Confidentiality Agreement and the provisions of Section 6.2(b), Section 8.2, Section 8.3 and Article IX, each of which shall remain in full force and effect) and there shall be no liability on the part of any Party hereto except (i) liability arising from fraud or a deliberate or willful breach of this Agreement, or as provided in the Confidentiality Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at Law or in equity and (ii) as provided in Section 8.3.

Section 8.3 Termination Fee.

(a)	In the event that:

(i)(A) a Takeover Proposal or intention to make a Takeover Proposal (whether or not conditional) is made to the Company’s stockholders, otherwise publicly disclosed (a “Public Takeover Announcement”) or is or proposed or is communicated to the board of directors of the Company or a committee thereof (a “Private Takeover Announcement,” and either a Private Takeover Announcement or a Public Takeover Announcement, a “Takeover Announcement”), and such Takeover Proposal shall not have been withdrawn (x) prior to the termination of this Agreement (in the case of a termination pursuant to Section 8.1(b)(i)), (y) prior to the date of the Company Stockholder Meeting (in the case of a termination pursuant to Section 8.1(b)(iii)) or (z)

prior to the breach giving rise to Parent’s right to terminate under Section 8.1(c)(i), (in the case of a termination pursuant to Section 8.1(c)(i)), and (B) after the Takeover Announcement, this Agreement is terminated (1) by the Company or Parent pursuant to Section 8.1(b)(i) and, as of the Outside Date, the conditions set forth in Section 7.1(b), Section 7.1(c), Section 7.3(a) and Section 7.3(b) were satisfied, (2) by the Company or Parent pursuant to Section 8.1(b)(iii), or (3) by Parent pursuant to Section 8.1(c)(i), so long as such breach giving rise to Parent’s right to terminate under Section 8.1(c)(i) is a breach of the Company’s obligations to duly call, give notice of, convene and hold a Company Stockholder Meeting as required by Section 6.4, then (I) if the Takeover Announcement causing clause (A) of this paragraph to be satisfied was a Public Takeover Announcement, and if, concurrently with or within twelve (12) months after the date of any such termination of this Agreement, the Company enters into a definitive agreement with respect to a Takeover Proposal or a Takeover Proposal is consummated; or (II) if the Takeover Announcement causing clause (A) of this paragraph to be satisfied was a Private Takeover Announcement, and if, concurrently with or within twelve (12) months after the day of any such termination of this Agreement, the Company enters into a definitive agreement with or involving the Person that made the Takeover Proposal giving rise to such Takeover Announcement, then, in either of cases (I) or (II), the Company shall pay to Parent or its designee the Termination Fee concurrently with the earlier of the entry into a definitive agreement with respect to, or the consummation of, such Takeover Proposal; provided, however, that for purposes of the definition of Takeover Proposal in this Section 8.3(a)(i), references to “15%” in such definition shall be replaced by “50%;”

(ii) this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii), and the Company is not entitled to terminate this Agreement pursuant to Section 8.1(d)(i), then the Company shall pay to Parent or its designee the Termination Fee within one (1) Business Day after such termination; and

(iii) this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii), then the Company shall pay to Parent or its designee the Termination Fee concurrently with such termination;

it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(b) If applicable, payment of the Termination Fee shall be made to Parent or its designee by wire transfer of same day funds to the account designated by Parent or such designee.

(c) Each Party hereto agrees that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement,

and that, without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amounts due under this Section 8.3 and, in order to obtain such payment, Parent or its designee commences a suit that results in a judgment against the Company for all or a portion of the Termination Fee, the Company shall pay to Parent or its designee interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate of the Bank of New York in effect on the date such payment was due plus one percent (1%), together with the costs and expenses of Parent and Merger Sub (including reasonable legal fees and expenses) in connection with such suit. Each of the Parties hereto acknowledges that the Termination Fee is not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, as the case may be, in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(d) Subject to Section 8.2 and the right of Parent and Merger Sub to seek specific performance as provided in Section 9.13, the Parties agree that, if the Termination Fee shall become due and payable in accordance with this Section 8.3, the payment of the Termination Fee (plus any amounts due under Section 8.3(c)) shall be the sole and exclusive remedy of Parent and Merger Sub under this Agreement, and upon payment of such amount, the Company shall have no further liability to Parent or Merger Sub under this Agreement other than any liability arising from fraud or a deliberate or willful breach of this Agreement, or as provided in the Confidentiality Agreement, in which case Parent or Merger Sub shall be entitled to all rights and remedies available at Law or in equity.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.1 shall not limit the survival of any covenant or agreement of the Parties in the Agreement which by its terms contemplates performance after the Effective Time, nor affect the rights and obligations of any party to any Restructuring Agreement under such Restructuring Agreement.

Section 9.2 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), or by confirmed facsimile transmission or electronic mail, addressed as follows:

(a)	if to Parent or Merger Sub, to:

Chevron Corporation

6001 Bollinger Canyon Rd.

San Ramon, California 94583-2324

Facsimile: 925-842-1000

Attention: R. Hewitt Pate,

Vice President and General Counsel

E-mail: RPVS@chevron.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, Illinois 60606

Facsimile: (312) 407-0411

Attention: Charles W. Mulaney, Jr.

E-mail: Charles.Mulaney@skadden.com

(b)	if to the Company, to:

Atlas Energy, Inc.

Westpointe Corporate Center One

1550 Coraopolis Heights Road

Moon Township, PA

Facsimile: (215) 761-0457

Attention: General Counsel

E-mail: LWashington@atlasenergy.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Facsimile: (212) 403-2000

Attention: David K. Lam

E-mail: DKLam@wlrk.com

or to such other address, facsimile number or electronic mail address for a Party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or electronic mail address or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section.

Section 9.3 Interpretation. When a reference is made in this Agreement to Sections, Articles, or Exhibits, such reference shall be to a Section or Article of or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” unless otherwise specified. The words “hereby,” “hereof,” herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The term “or” shall not be deemed to be exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The words describing the singular number shall include the plural and vice versa and words denoting any gender shall include all genders. References to a Person are also to its successors and permitted assigns. Reference to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument, as amended, modified or supplemented (including by waiver or consent) and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 9.4 Amendment. At any time prior to the Effective Time, any provision of this Agreement may be amended or supplemented if such amendment or supplement is in writing and signed by the Parties hereto; provided, however, that after the Company Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholder of the Company without such further approval or adoption. This Agreement may not be amended or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties in interest at the time of the amendment.

Section 9.5 Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein of the other Party or Parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. No failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Except as otherwise provided herein, the rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 9.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each Party hereto shall have received counterparts thereof signed and delivered (by confirmed facsimile transmission or electronic mail or otherwise) by the other Parties hereto.

Section 9.7 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the Exhibits and the Parties’ disclosure schedules hereto), the Voting Agreement, the Non-compete Agreements, the Specified Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

(b) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any right, benefit or remedy hereunder, other than with respect to the provisions of Section 6.7, which shall inure to the benefit of the Persons benefiting therefrom, who are hereby intended to be third-party beneficiaries thereof.

Section 9.8 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect, except that Merger Sub may, without the consent of the Company, assign any or all of its rights, interests and obligations hereunder to Parent, one or more direct or indirect wholly owned Subsidiaries of Parent, or a combination thereof, but no such assignment shall relieve Merger Sub or Parent of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any conflicts of Law rules (whether of the State of Delaware or of any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.

Section 9.11 Exclusive Jurisdiction for Disputes. The Parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any Party or any of its Affiliates or against any Party or any of its Affiliates) shall only be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 9.2 shall be deemed effective service of process on such Party.

Section 9.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.13 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement or any Restructuring Agreement (after giving effect to any amendments thereof or waivers with respect thereto made without contravention of Section 6.9(c)) was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that (a) the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms and provisions hereof, and (b) Parent shall be entitled to an injunction or injunctions to prevent breaches by the Company of any Restructuring Agreement (after giving effect to any amendments thereof or waivers with respect thereto made without contravention of Section 6.9(c)) and to specific performance to cause the Company to enforce its rights under any Restructuring Agreement (after giving effect to any amendments thereof or waivers with respect thereto made without contravention of Section 6.9(c)) with respect to a breach by the other parties to the Restructuring Agreement, in each of cases (a) and(b), in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity. The Restructuring Agreements provide that Parent is entitled to specific performance to cause the applicable Pipeline Subsidiary to perform the terms and provisions thereof as a third party beneficiary of the Restructuring Agreement as set forth in such Restructuring Agreement.

Section 9.14 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CHEVRON CORPORATION

By: /s/ GL Kirkland

Name: GL Kirkland
Title: Vice Chairman of the Board Executive Vice President

ARKHAN CORPORATION

By: /s/ JR Pryor

Name: JR Pryor
Title: President

ATLAS ENERGY, INC.

By: /s/ Jonathan Z. Cohen

Name: Jonathan Z. Cohen
Title: Vice Chairman

[Signature Page to Merger Agreement]